Exhibit 10.14

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.

CONFIDENTIAL	EXECUTION DRAFT

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into as of November 20, 2019 (the “Effective Date”) between AN2 Therapeutics, Inc., a company organized under the laws of Delaware (“AN2”) and having its registered office at [***], and Brii Biosciences Limited, an exempted company organized under the laws of the Cayman Islands (“Brii Bio”), having its registered office at [***].

RECITALS

A.    WHEREAS, AN2 is a biotechnology company researching and developing boron-containing molecules, including epetraborole, a broad-spectrum, gram-negative antibacterial compound; and

B.    WHEREAS, Brii Bio desires to obtain from AN2 exclusive rights and licenses to make, have made, use, sell, offer for sale and import Licensed Products (as defined below) in the Field (as defined below) in the Licensed Territory (as defined below), and AN2 is willing to grant to Brii Bio such rights and licenses on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AN2 and Brii Bio hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set out in this Article 1 unless the context clearly and unambiguously dictates otherwise.

1.1    “Adjuvant” shall mean [***].

1.2    “Adjuvant Agreement” shall means the Global Health Agreement between AN2 and Adjuvant dated as of November 20, 2019.

1.3    “Adjuvant Rights” shall mean the licenses and other rights granted by AN2 to Adjuvant under the Adjuvant Agreement with respect to any Licensed Technology.

1.4    “Adverse Risk” shall mean the risk of a serious safety issue in connection with Licensed Products in the AN2 Territory.

1.5    “Affiliate” of a Person shall mean any company, partnership or other entity that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under

1

CONFIDENTIAL	EXECUTION VERSION

common control with such Person, as the case may be. For the purposes of this definition, “control” shall mean (i) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting share capital or other equity interest in such Person or (ii) the power to direct or cause the direction of the management and policies of such Person by contract or otherwise.

1.6    “Agreement” has the meaning set forth in the Preamble.

1.7    “Alliance Manager” has the meaning set forth in Section 5.2.

1.8    “AN2” shall have the meaning set forth in the Preamble.

1.9    “AN2 Development Plan” shall have the meaning set forth in Section 6.1(c).

1.10    “AN2 Global Clinical Trial” shall have the meaning set forth in Section 6.1(d).

1.11    “AN2 Know-How” shall mean all Know-How that is Controlled by AN2 as of the Effective Date or during the Term and that is necessary or reasonably useful to research, Develop, make, have made, distribute, use, sell, offer for sale, have sold, import, export and otherwise Commercialize any Licensed Products in the Field in the Licensed Territory.

1.12    “AN2 Patents” shall mean all Patents that are Controlled by AN2 as of the Effective Date or during the Term and that: (a) claim the composition of matter of or the method of making or using any Licensed Compounds or Licensed Products; or (b) are otherwise necessary or reasonably useful to research, Develop, make, have made, distribute, use, sell, offer for sale, have sold, import, export or otherwise Commercialize any Licensed Products in the Field in the Licensed Territory.

1.13    “AN2 Targeted Indications” shall mean Non-Tuberculosis Mycobacterium and Melioidosis.

1.14    “AN2 Technology” shall mean all AN2 Know-How and AN2 Patents.

1.15    “AN2 Territory” shall mean all countries outside of the Licensed Territory.

1.16    “Anacor” shall mean Anacor Pharmaceuticals, Inc., a wholly-owned subsidiary of Pfizer, Inc.

1.17    “Anacor Agreement” shall mean the license agreement between Anacor and AN2, dated November 20, 2019.

1.18    “Anti-Corruption Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the U.K. Bribery Act 2010; (c) the Peoples Republic of China (PRC) Anti-Unfair Competition Law; and (d) the criminal code of each Region in the Licensed Territory.

1.19    “Applicable Laws” shall mean the applicable provisions of any and all national, state and local laws, statutes, rules, regulations, administrative codes, ordinances, judgments, decrees, directives, injunctions, orders or permits (including Marketing Approvals) of or from any court, Regulatory Authority or Governmental Authority having jurisdiction over or related to the subject matter.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	2

CONFIDENTIAL	EXECUTION VERSION

1.20    “Brii Bio” shall have the meaning set forth in the Preamble.

1.21    “Brii Bio Development Plan” shall have the meaning set forth in Section 6.1(b).

1.22    “Brii Bio Product Marks” shall have the meaning set forth in Section 11.7.

1.23    “Brii Bio Targeted Indication” shall mean Tuberculosis.

1.24    “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States or China. For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.25    “Calendar Quarter” shall means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31, except that the first Calendar Quarter of the Term shall commence on the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.26    “Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and the last Calendar Year of the Term shall and end on the last day of the Term.

1.27    “Chairperson” shall mean the chairperson of the Joint Steering Committee.

1.28    “Change of Control” shall mean, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates; (b) a merger, reorganization or consolidation involving such Party in which the holders of the voting securities of such Party outstanding immediately prior thereto cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such merger, reorganization or consolidation; (c) a transaction or series of related transactions in which an entity (together with its Affiliates) or individual, or group of entities (and their affiliates) and/or individuals acting in concert, acquires more than fifty percent (50%) of the voting equity securities of such Party; or (d) the stockholders or equity holders of such Party approve a plan of complete liquidation of such Party or an agreement for the sale or disposition by such Party of all or a substantial portion of its assets, other than pursuant to the transaction as described above or to an Affiliate. Notwithstanding the foregoing, the sale or issuance of shares in exchange for cash for purposes of a bona fide financing (including as part of an initial public offering) will not constitute a Change of Control.

1.29    “Clinical Trial” shall mean a study in which human subjects or patients are dosed with a drug, whether approved or investigational, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial or any study required to be conducted following Marketing Approval as a condition to maintaining such approval.

1.30    “CMO” shall have the meaning set forth in Section 7.2.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	3

CONFIDENTIAL	EXECUTION VERSION

1.31    “Combination Product” shall mean: (a) a Licensed Product formulated with one or more Licensed Compounds and one or more Other Active Ingredients; or (b) a Licensed Product containing one or more Licensed Compounds that is packaged with another pharmaceutical product containing one or more Other Active Ingredients, where such products are sold together as a single product and invoiced as one product.

1.32    “Commercialization” or “Commercialize” shall mean activities directed to the marketing, promoting, advertising, exhibiting, distributing, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting (including pricing and reimbursement activities) a Licensed Product (including importing and exporting activities in connection therewith).

1.33    “Commercialization Plan” shall have the meaning set forth in Section 6.3(b).

1.34    “Commercially Reasonable Efforts” shall mean, with respect to a Party and an obligation to conduct a particular activity pertaining to the research, Development, Manufacturing or Commercialization obligations hereunder, [***]. Notwithstanding the foregoing, if the performance of a Party’s obligations hereunder is impaired by the other Party’s failure to perform its obligations hereunder, the determination of whether such first Party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other Party’s failure. The Parties understand that the level of effort may change over time, reflecting changes in the status of a Licensed Product.

1.35    “Competing Compound” shall mean any molecule (including any pharmaceutical compound or biological product) other than the Licensed Compound that is directed to or modulates the Target as its primary mechanism of action. [***]

1.36    “Competing Program” shall have the meaning set forth in Section 4.6(a).

1.37    “Confidential Information” shall have the meaning set forth in Section 10.1.

1.38    “Confidentiality Agreement” shall mean that certain confidentiality agreement dated January 4, 2019 between AN2 and Brii Bio.

1.39    “Control” or “Controlled” shall mean, subject to Section 16.9, with respect to any Know-How, Patent or other intellectual property right, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) of a Party or its Affiliates to grant access, an option, a license or a sublicense of or under such Know-How, Patent or other intellectual property rights to another Party hereto on the terms and conditions set forth herein, or to otherwise disclose proprietary or trade secret information to such other Party on the terms and conditions set forth herein, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.40    “Data” shall mean all data, including CMC data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates, Sublicensees or licensees pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable inventions.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	4

CONFIDENTIAL	EXECUTION VERSION

1.41    “Develop” or “Development” or “Developing” shall mean activities related to preclinical and clinical drug or biological development activities, including test method development, stability testing, toxicology, formulation, statistical analysis, preclinical and clinical studies and regulatory affairs, making Regulatory Submissions and seeking and obtaining Marketing Approval.

1.42    “Disclosing Party” shall have the meaning set forth in Section 10.1.

1.43    “Distributor” shall mean a Third Party, other than a Sublicensee, to whom Brii Bio has granted the right to market, detail, promote, advertise, sell and distribute (but not Develop or Manufacture) Licensed Products in the Licensed Territory.

1.44    “Divestiture” shall have the meaning set forth in Section 4.6(b).

1.45    “Dollar” or “$” shall mean the legal tender of the United States.

1.46    “Effective Date” shall have the meaning set forth in the Preamble hereto.

1.47    “Enforcing Party” shall have the meaning set forth in Section 11.3(d).

1.48    “FDA” shall mean the United States Food and Drug Administration or its successor.

1.49    “Field” shall mean the diagnosis, treatment and prevention of diseases in humans and non-humans, including the AN2 Targeted Indications or the Brii Bio Targeted Indication.

1.50    “First Commercial Sale” shall mean with respect to a Licensed Product in any Region in the Licensed Territory, the first sale for monetary value for distribution, use or consumption of such Licensed Product in such Region after Marketing Approval for such Licensed Product has been obtained in such Region. A First Commercial Sale will not include any Licensed Product that is supplied for use in clinical trials, for research or for other non-commercial uses, or at nominal cost as part of a compassionate use program (or other program for providing Licensed Product before it has received Marketing Approval in a Region).

1.51    “Force Majeure Event” shall have the meaning set forth in Section 16.1.

1.52    “GAAP” shall mean generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and Applicable Laws require that a Party use IFRS.

1.53    “Generic Competition Percentage” shall mean, with respect to any Licensed Product in a Region in the Licensed Territory, the percentage calculated by [***].

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	5

CONFIDENTIAL	EXECUTION VERSION

1.54    “Generic Product” shall mean, with respect to a Licensed Product in a particular Region in the Licensed Territory, any pharmaceutical product: (a) is sold by a Third Party that is not an Affiliate or Sublicensee of Licensee under a Marketing Approval granted by a Regulatory Authority to a Third Party; (b) contains the same Licensed Compound as a Licensed Product; (c) for purposes of the United States, is approved in reliance on a prior Regulatory Approval of a Licensed Product granted to Anacor, an Anacor Affiliate, or AN2 by the FDA or, for purposes of a country outside the United States, is approved in reliance on a prior Regulatory Approval of a Licensed Product granted to AN2, any AN2 Affiliate, Brii Bio, or any Brii Bio Affiliate by any applicable Regulatory Authority; and (d) is determined by a Regulatory Authority to be therapeutically equivalent to and substitutable for a Licensed Product.

1.55    “Global Clinical Trial” shall mean a Clinical Trial conducted by AN2 or Brii Bio in both the Licensed Territory and the AN2 Territory in accordance with the Global Development Plan with the intent of generating data to support an application for Marketing Approval in each of the Licensed Territory and the AN2 Territory.

1.56    “Global Development Plan” shall mean, for a Licensed Product for which Global Clinical Trials are contemplated, the plan setting forth: (a) the global Development activities for the Licensed Product, including the proposed pre-clinical studies and Global Clinical Trials and regulatory plans; (b) the timelines for such activities; (c) an outline of the key elements involved in obtaining Marketing Approval of such Licensed Product; and (d) the allocation of responsibilities between the Parties of the Development activities set forth under such Global Development Plan, as the same may be amended from time-to-time in accordance with Section 5.1(b).

1.57    “Good Manufacturing Practices” or “GMP” shall mean the then-current good manufacturing practices required by the FDA, as set forth in the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States, as they may be updated from time to time. Good Manufacturing Practices shall include applicable quality guidelines promulgated under the ICH.

1.58    “Governmental Authority” shall mean any multinational, federal, national, state, provincial or local entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature over any of the activities contemplated by this Agreement.

1.59    “ICC Rules” shall have the meaning set forth in Section 15.2(a).

1.60    “ICH” shall mean the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.61    “IFRS” shall have the meaning set forth in Section 1.52.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	6

CONFIDENTIAL	EXECUTION VERSION

1.62    “IND” shall mean an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §312 before commencement of clinical trials of a pharmaceutical product, or any comparable filings with Regulatory Authorities in the Licensed Territory, including clinical trial applications.

1.63    “Inventions” shall mean any and all inventions, discoveries, improvements, processes and techniques discovered, patentable or otherwise, conceived or first reduced to practice as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, Sublicensees, licensees, agents or contractors, including all rights, title and interest in and to the intellectual property rights therein.

1.64    “Joint Inventions” shall have the meaning set forth in Section 11.1(b)(i).

1.65    “Joint Patents” shall have the meaning set forth in Section 11.1(b)(i).

1.66    “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 5.1(a).

1.67    “Know-How” shall mean information including unpatented Inventions, methods, technologies, data, processes, procedures, techniques, designs, plans, research tools, reagents, formulations, assay techniques, clinical test design, protocols, product life cycle management strategies and operating conditions except to the extent that such information is publicly available or is otherwise protect by patent or trade secret law.

1.68    “Licensed Compound” shall mean: (a) epetraborole ([***]); (b) [***]; or (c) any [***].

1.69    “Licensed Compound Infringement” shall have the meaning set forth in Section 11.3(a).

1.70    “Licensed Compound Marks” shall have the meaning set forth in Section 11.7.

1.71    “Licensed Product” shall mean: (a) the Licensed Compound, or (b) any pharmaceutical composition or preparation containing or comprising the Licensed Compound as an active pharmaceutical ingredient (“API”), whether as its sole API or in combination with one or more other APIs, in final finished form.

1.72    “Licensed Territory” shall mean mainland China, Hong Kong, Taiwan and Macau (each, a “Region”).

1.73    “Manufacture”, “Manufactured” or “Manufacturing” shall mean all activities conducted in connection with the manufacture or production of pharmaceutical or biological products, including activities relating to the receipt of materials, labeling, quality control testing, release and storage of Licensed Compound or Licensed Product, as applicable, and all related controls.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	7

CONFIDENTIAL	EXECUTION VERSION

1.74    “Manufacturing Cost” shall mean, with respect to any Licensed Product:

(a)    if such Licensed Product (or any precursor or intermediate thereof) is Manufactured by a Third Party manufacturer, the amount paid by AN2 to such Third Party to acquire such Licensed Product; or

(b)    if such Licensed Product (or any precursor or intermediate thereof) is Manufactured by AN2 or its Affiliates, the actual cost of such Manufacturing, including the cost of raw materials, direct labor and benefits, but excluding: [***]. Such manufacturing costs shall be as calculated in accordance with GAAP.

1.75    “Manufacturing Technology” shall mean any process, technology, information, data or documentation that is necessary or useful in the manufacture, formulation, vialing or release of the Licensed Product, including any assays or testing required to comply with GMP including process validation, product identity assays, in-process-control assays and any relevant standard operating procedures.

1.76    “Manufacturing Technology Transfer” shall mean the transfer of the Manufacturing Technology (and modifications and improvements thereto from time to time) from AN2 to Brii Bio (or Brii Bio’s designee), as further provided for in this Agreement and in the Manufacturing Technology Transfer agreement, in each case, to include the provision of copies of the technical documentation, specifications, procedures and other Know-How related to the Manufacturing Technology (including all data, documentation and records describing or otherwise related to the Manufacturing Technology or any part thereof).

1.77    “Market Entry Award” shall mean, with respect to a given Licensed Product, a financial award made by a Governmental Authority or a not-for profit entity in the Licensed Territory for the Regulatory Approval of a novel antibiotic that meets a predefined target profile.

1.78    “Marketing Approval” shall mean, with respect to any particular country or Region, all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country or Region, including, where applicable, (a) required pricing or reimbursement approval in such country or Region, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

1.79    “NDA” shall mean a New Drug Application filed pursuant to the requirements of the FDA to obtain Marketing Approval for a pharmaceutical product in the United States or the equivalent application or filing in another country (as applicable).

1.80    “Net Sales” shall mean, with respect to all Licensed Products distributed or sold in the Licensed Territory to Third Parties by Brii Bio, its Affiliates and Sublicensees, gross receipts from sales of such Licensed Products in the Licensed Territory, less [***].

All such amounts shall be determined in accordance with the books and records of Brii Bio, its Affiliates or Sublicensees (as applicable), maintained in accordance with GAAP.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	8

CONFIDENTIAL	EXECUTION VERSION

Net Sales for a Licensed Product sold as a Combination Product in a Region within the Territory shall be calculated as follows, using pricing data in such Region from IQVIA (or any successor thereto or other data provider that is mutually agreeable to the Parties):

(i)    If the Licensed Product and Other Product(s) each are sold separately in such Region, Net Sales will be calculated by [***];

(ii)    If the Licensed Product is sold independently of the Other Product(s) in such Region, but the average net selling price of the Other Product(s) cannot be determined, Net Sales will be calculated by [***];

(iii)    If the Other Product(s) are sold independently of the Licensed Product in such Region, but the average net selling price of the Licensed Product cannot be determined, Net Sales will be calculated by [***]; and

(iv)    If neither the Licensed Product nor the Other Product(s) is sold independently, then the Net Sales of the Combination Product in such Region will be calculated by [***].

1.81    “NMPA” shall mean the National Medical Products Administration of the People’s Republic of China (formerly the China Food and Drug Administration) and any successor agency(ies) or authority thereto having substantially the same function.

1.82    “Non-Paying Party” shall have the meaning set forth in Section 9.3(a).

1.83    “Other Active Ingredient” shall mean an API other than a Licensed Compound.

1.84    “Other Product” shall mean a product containing an Other Active Ingredient.

1.85    “Party” shall mean AN2 or Brii Bio individually, and “Parties” shall mean AN2 and Brii Bio collectively.

1.86    “Patent(s)” shall mean: (a) any and all issued patents and patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals and all patents granted thereon; (b) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof; (c) inventor’s certificates; (d) other forms of government-issued rights substantially similar to any of the foregoing; and (e) foreign counterparts of any of the foregoing.

1.87    “Paying Party” shall have the meaning set forth in Section 9.3(a).

1.88    “Person” shall mean any individual, corporation, partnership, limited liability company, trust, Governmental Authority or other legal entity of any nature whatsoever.

1.89    “Phase I Clinical Trial” shall mean with respect to a Licensed Product, a first clinical trial in human beings of such Licensed Compound, as further defined in 21 C.F.R. 312.21(a) or the corresponding regulation in jurisdictions other than the United States.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	9

CONFIDENTIAL	EXECUTION VERSION

1.90    “Phase II Clinical Trial” shall mean with respect to a Licensed Product, a clinical trial in human beings that is intended to explore the feasibility, safety, dose ranging or efficacy of such Licensed Compound that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial (or foreign equivalent) of such Licensed Compound, as further defined in 21 C.F.R. 312.21(b) or the corresponding regulation in jurisdictions other than the United States.

1.91    “Phase III Clinical Trial” shall mean with respect to a Licensed Product, a clinical trial in human beings performed to gain evidence with statistical significance of the efficacy of such product in a target population and to obtain expanded evidence of safety for such Licensed Compound that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.92    “PII” shall have the meaning set forth in Section 6.1(g).

1.93    “PoC” or “Proof of Concept” shall mean, with respect to each Licensed Compound for a given indication, the achievement of the specific criteria agreed upon by the JSC in accordance with Section 5.1(b)(ii).

1.94    “PoC Acceptance Date” shall have the meaning set forth in Section 3.2.

1.95    “PoC Acceptance Notice” shall have the meaning set forth in Section 3.2.

1.96    “PoC Data Package” shall mean, with respect to data and other information from all Pre-PoC Development Activity for a given Licensed Compound through the achievement of Proof of Concept for a given indication, a package of materials comprising copies of: [***].

1.97    “PoC Term” shall mean the period of time beginning on the Effective Date and expiring on the [***] anniversary of the Effective Date, as such period may be extended pursuant to Section 3.1.

1.98    “Pre-PoC Development Activity” shall mean, with respect to a Licensed Compound and the period of time prior to the achievement of PoC for such Licensed Compound, all activities related to the Development of Licensed Compounds, including, as applicable, test method development and stability testing; formulation and process development; clinical trials (including Clinical Trials), statistical analyses and report writing and regulatory affairs with respect to the foregoing; requesting, applying for and obtaining Non-Dilutive Funding; and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Marketing Approval. As used herein, “Non-Dilutive Funding” shall mean a grant or similar funding from a non-profit or Governmental Authority for the Development of an antibiotic therapeutic.

1.99    “Pre-PoC Development Period” shall mean, for each Licensed Compound, the period beginning on the date that AN2 commences Pre-PoC Development Activities for such Licensed Compound and ending upon the earliest of: (a) the delivery by Brii Bio of a PoC

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	10

CONFIDENTIAL	EXECUTION VERSION

Acceptance Notice for such Licensed Compound; (b) the expiration of the PoC Term for such Licensed Compound without delivery by Brii Bio of a PoC Acceptance Notice; and (c) a decision by AN2 to cease Pre-PoC Development Activities for the applicable Licensed Compound.

1.100    “PRI Requirements” shall mean AN2’s obligations described under the heading “PRI Requirements” in the Adjuvant Agreement.

1.101    “Priority Review Voucher” or “PRV” shall mean a voucher issued by a Regulatory Authority to the sponsor of a first product application that entitles the holder of such voucher to priority review of a human health drug application after the date of approval of the first product application.

1.102    “Program” shall mean a pre-clinical or clinical program of activities conducted internally by or on behalf of AN2, whether such pre-clinical or clinical program originated with AN2 or was acquired pursuant to a grant of all Development and Commercialization rights from a Third Party (and for clarity, such Third Party did not retain any Development or Commercialization rights with respect thereto that would conflict with a grant of rights to Brii Bio hereunder), which program is focused on the achievement of Proof of Concept for one or more Licensed Compounds directed to or modulating the Target.

1.103    “Receiving Party” shall have the meaning set forth in Section 10.1.

1.104    “Region” shall have the meaning set forth in Section 1.73.

1.105    “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority whose review and/or approval is necessary for the clinical research, Development, Manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale, selling, pricing or reimbursement (as applicable) of Licensed Products, including, for the avoidance of doubt, the NMPA and the FDA.

1.106    “Regulatory Documentation” shall mean (a) Regulatory Submissions, including, for the avoidance of doubt, INDs, NDAs, Drug Master Files, correspondence with regulatory agencies (registrations and licenses, regulatory drug lists, advertising and promotion documents), period safety update reports, adverse event files, complaint files and manufacturing records and, if applicable, any updates or supplements to any of the foregoing and (b) any minutes or contact logs with respect to any telephone conferences conducted with any Regulatory Authority relating to the subject matter described in clause (a) of this sentence.

1.107    “Regulatory Submissions” shall mean any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Marketing Approvals and any pricing or reimbursement approvals, as applicable, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	11

CONFIDENTIAL	EXECUTION VERSION

1.108    “Relevant Factors” shall mean all relevant factors that may affect the research, Development, Marketing Approval or Commercialization of a Licensed Product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of Development or life cycle status; actual and projected Development, Marketing Approval, Manufacturing and Commercialization costs; any issues regarding the ability to manufacture or have manufactured a Licensed Product; the likelihood of obtaining Marketing Approvals (including satisfactory price approvals); the timing of such approvals; the current guidance and requirements for Marketing Approval for a Licensed Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the Licensed Product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant scientific, technical, operational and commercial factors (but not taking in account any payment owed to AN2 under this Agreement).

1.109    “Remedial Action” shall have the meaning set forth in Section 6.2(i).

1.110    “Royalty Report” shall have the meaning set forth in Section 8.6.

1.111    “Royalty Term” shall have the meaning set forth in Section 8.4(b).

1.112    “SEC” shall mean the U.S. Securities Exchange Commission.

1.113    “Senior Executives” shall mean, with respect to AN2, the Chief Executive Officer of AN2, and with respect to Brii Bio, the Chief Executive Officer of Brii Bio.

1.114    “Sole Inventions” shall have the meaning set forth in Section 11.1(b)(i).

1.115    “Stock Purchase Agreement” shall mean that certain Series A-1 Preferred Stock Purchase Agreement, dated November 20, 2019, between the Parties.

1.116    “Sublicensee” shall mean a Third Party or an Affiliate of Brii Bio to whom Brii Bio or an Affiliate of Brii Bio has granted a sublicense under the AN2 Technology to offer for sale and sell Licensed Product in the Field in any country in the Licensed Territory as contemplated by Section 4.4 of this Agreement. For clarity, the term “Sublicensee” shall not include any wholesalers or distributors, in each case that are not granted any sublicense under the AN2 Technology to offer for sale and sell Licensed Product in the Field in the Licensed Territory.

1.117    “Target” shall mean leucyl tRNA synthetase, in any species.

1.118    “Term” shall have the meaning set forth in Section 14.1.

1.119    “Third Party” shall mean any Person other than AN2, Brii Bio and their respective Affiliates.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	12

CONFIDENTIAL	EXECUTION VERSION

1.120    “Third Party Claims” shall have the meaning set forth in Section 13.1.

1.121    “Transfer Tax” shall mean any transfer, stamp, value added (VAT), sales, use or similar indirect taxes (e.g., goods and services) imposed on amounts payable by the Paying Party to the Non-Paying Party in connection with this Agreement.

1.122    “Valid Claim” shall mean: (a) a claim of an issued, unexpired patent within the AN2 Patents that: (i) has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; and (b) a bona fide claim of any patent application within an AN2 Patent that: (i) has not been cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction, and (ii) has been pending ten (10) years or less from the date of filing of such patent application and (iii) has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that, if a patent application pending ten (10) years or more later issues and meets the requirements of clause (a), any claims issued therein shall be deemed a Valid Claim.

ARTICLE 2

PRE-POC RESEARCH AND DEVELOPMENT ACTIVITIES

2.1    Pre-PoC Development Activities in AN2 Targeted Indications.

(a)    Subject to Section 2.1(b), during the Pre-PoC Development Period, AN2 shall be solely responsible in its discretion for the conduct of Pre-PoC Development Activities in connection with each Licensed Compound in the AN2 Targeted Indications at its sole cost and expense. AN2 shall have the right to elect to terminate and wind-down any such Pre-PoC Development Activities for any Licensed Compound prior to Brii Bio’s exercise of the PoC for such Licensed Compound upon promptly notifying Brii Bio in writing if AN2 reasonably in good faith believes that continued Development of such Licensed Compound is not warranted. The Parties shall review and discuss the Development of the Licensed Compounds in the AN2 Targeted Indications, including planned Pre-PoC Development Activities and AN2’s good faith estimate for the timing of such activities through the JSC (which estimates may be adjusted by AN2 upon notice to the JSC, but no more frequently than semi-annually). Within [***] of the Effective Date, AN2 shall provide the JSC with its proposed Proof of Concept criteria for such Licensed Compound in the AN2 Targeted Indications, and the JSC shall discuss and determine such criteria at the next JSC meeting; provided that, if the JSC cannot agree on such criteria within [***] following the conclusion of such meeting, then such dispute shall be resolved in accordance with Section 15.3.

(b)    Brii Bio may request AN2 to perform specific Pre-PoC Development Activities in the AN2 Targeted Indications by so notifying AN2 in writing. At the next JSC meeting (including any ad hoc JSC meeting) following AN2’s receipt of such notice, the JSC shall discuss such proposed specific Pre-PoC Development Activities in the AN2 Targeted Indications, and determine whether AN2 has the resources to perform any such Pre-PoC Development

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	13

CONFIDENTIAL	EXECUTION VERSION

Activities (in light of AN2’s Development activities for Licensed Products in the AN2 Territory). If the JSC so determines that AN2 lacks the resources to perform any such Pre-PoC Development Activities, then AN2 shall not perform such Pre-PoC Development Activities. Otherwise, AN2 shall use Commercially Reasonable Efforts to perform such Pre-PoC Development Activities, and [***].

2.2    Pre-PoC Development Activities in Brii Bio Targeted Indication.

(a)    If Brii Bio desires to, by itself or through an Affiliate or a Third Party, perform any Pre-PoC Development Activities in the Brii Bio Targeted Indication in the Licensed Territory, Brii Bio shall provide to AN2 written notice thereof. At the next JSC meeting (including any ad hoc JSC meeting) following AN2’s receipt of such notice, the JSC shall discuss such proposed specific Pre-PoC Development Activities in the Brii Bio Targeted Indication in the Licensed Territory, and determine whether such Pre-PoC Development Activities will create an Adverse Risk. If the JSC so determines that such Pre-PoC Development Activities will create an Adverse Risk, then Brii Bio shall not perform such Pre-PoC Development Activities. Otherwise, Brii Bio may perform such Pre-PoC Development Activities, and Brii Bio [***].

(b)    Brii Bio may request AN2 to perform specific Pre-PoC Development Activities in the Brii Bio Targeted Indication by so notifying AN2 in writing. At the next JSC meeting (including any ad hoc JSC meeting) following AN2’s receipt of such notice, the JSC shall discuss such proposed specific Pre-PoC Development Activities in the Brii Bio Targeted Indication, and determine whether AN2 has the resources to perform any such Pre-PoC Development Activities (in light of AN2’s Development activities for Licensed Products in the AN2 Territory). If the JSC so determines that AN2 lacks the resources to perform any such Pre-PoC Development Activities, then AN2 shall not perform such Pre-PoC Development Activities. Otherwise, AN2 shall use Commercially Reasonable Efforts to perform such Pre-PoC Development Activities, and Brii Bio [***].

2.3    Performance Standard. Each Party shall perform all Pre-PoC Development Activities in good scientific manner and in compliance with all Applicable Laws and shall use Commercially Reasonable Efforts to perform such Pre-PoC Development Activities within the estimated timeframes set forth in Section 2.1. Each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes and reports in good scientific manner and in sufficient detail for patent and regulatory purposes, which shall fully and properly reflect all work done, results achieved, information generated and Inventions made in whole or in part by such Party.

2.4    Use of Affiliates and Contractors. Each Party may perform any Pre-PoC Development Activities through an Affiliate or Third Party contract service provider; provided that: (a) none of Brii Bio’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting; (b) each such subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information at least as stringent as those undertaken by the Parties pursuant to Article 10; (c) such subcontractor of such Party has signed a binding written agreement or instrument assigning, and agreeing to assign, to such Party all Inventions and other information resulting from the performance of any Pre-PoC Development Activity relating to the applicable Licensed Compound(s); and (d) each Party remains responsible for the performance of such obligations by such subcontractor.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	14

CONFIDENTIAL	EXECUTION VERSION

2.5    Reports. During the PoC Term, each Party shall regularly (but no less than [***]) provide, through the JSC, high-level reports summarizing Pre-PoC Development Activities conducted by or on behalf of such Party and material data, results and other information generated in the performance of such Pre-PoC Development Activities for such Licensed Compound and shall timely respond to reasonable requests by the other Party for additional information related thereto. Each Party receiving such reports shall maintain such reports and the information contained therein in accordance with Article 10 hereof.

ARTICLE 3

POC DATA PACKAGE; POC ACCEPTANCE

3.1    PoC Data Package. Within [***] after achievement of PoC in a given indication for a Licensed Compound during the PoC Term, AN2 shall provide a PoC Data Package to Brii Bio. Within [***] following receipt of the PoC Data Package, Brii Bio may reasonably request from AN2 additional information and records related to the applicable Licensed Compound within the Control of AN2 or its Affiliates, and AN2 shall use Commercially Reasonable Efforts to provide such additional information and records within [***] thereof; provided that if [***]; provided, further, that if [***]. In addition, if AN2 (or any of its Affiliates) comes into possession of any additional data, information, reports or correspondence after the delivery of the PoC Data Package to Brii Bio that would have been included in the PoC Data Package had such data, information, reports or correspondence been in AN2’s (or its Affiliate’s) possession when the PoC Data Package was initially delivered to Brii Bio, then AN2 shall promptly, but in all cases within [***] after such data, information, report or correspondence comes into AN2’s (or its Affiliate’s) possession, provide such data, information, reports or correspondence to Brii Bio; provided that, [***]. Concurrent with the delivery of a PoC Data Package with respect to a Licensed Compound, AN2 shall provide Brii Bio with [***].

3.2    PoC Acceptance. During the PoC Term, at any time prior to the expiration of the PoC Term, Brii Bio (in its sole discretion) may begin Developing the Licensed Compound as a Licensed Product in the Field in the Licensed Territory by so notifying AN2 in writing (the “PoC Acceptance Notice”). For clarity, prior to Brii Bio’s delivery to AN2 of the PoC Acceptance Notice, Brii Bio may not Develop any Licensed Compound as a Licensed Product in the Field in the Licensed Territory, except pursuant to Section 2.2. Upon AN2’s receipt of such PoC Acceptance Notice (the “PoC Acceptance Date”), Brii Bio will be deemed to have accepted the PoC for the Licensed Product, and Brii Bio shall pay AN2 the milestone payment for such Licensed Compound pursuant to Section 8.2(a)(1). [***].

3.3    Ongoing Pre-PoC Development Activities. If Brii Bio delivers a PoC Acceptance Notice for a Licensed Compound and there are Pre-PoC Development Activities requested by Brii Bio under the Agreement then ongoing for such Licensed Compound, then AN2 shall use Commercially Reasonable Efforts to continue to conduct such activities at Brii Bio’s sole cost and expense until the completion of all such activities. Notwithstanding the foregoing, Brii Bio may

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	15

CONFIDENTIAL	EXECUTION VERSION

elect in its sole discretion, by written notice to AN2, to assume responsibility for the conduct of such Pre-PoC Development Activities that are in the Licensed Territory after the PoC Acceptance Date for such Licensed Compound [***]. In such case, the Parties shall discuss through the JSC and agree upon a prompt transition of such activities to Brii Bio.

ARTICLE 4

GRANT OF LICENSES; EXCLUSIVITY

4.1    AN2 License to Brii Bio. Subject to the terms and conditions of this Agreement, AN2 and its Affiliates hereby grant to Brii Bio an exclusive (even as to AN2 and its Affiliates, except with respect to AN2’s conduct of Pre-PoC Development Activities in accordance with Sections 2.1(a), 2.1(b) and 2.2(b), as applicable), perpetual, royalty-bearing license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 4.4, under the AN2 Technology to research and Develop (including pursuant to any Brii Bio Development Plan or Global Development Plan), Manufacture and have Manufactured, use, sell, offer for sale, import, export and otherwise Commercialize Licensed Compound and Licensed Product in the Field in the Licensed Territory. For clarity, pursuant to the license grant under this Section 4.1, Brii Bio shall have the right to perform Pre-PoC Development Activities in Brii Bio Targeted Indications in the Licensed Territory to the extent approved by the JSC in accordance with Section 2.2(a).

4.2    Acknowledgement of Anacor Agreement. Brii Bio acknowledges and agrees that the licenses granted to Brii Bio or its Affiliates or Sublicensees under Section 4.1 is subject to the terms and conditions of the Anacor Agreement (as such terms apply to a sublicensee of AN2 under the Anacor Agreement). To the extent that any rights granted to Brii Bio under this Agreement are Controlled by AN2 pursuant to the Anacor Agreement, (a) such rights are subject to the terms and conditions of the Anacor Agreement, and (b) Brii Bio agrees to comply with such terms and conditions. Brii Bio acknowledges that Anacor is a third party beneficiary, entitled to enforce AN2’s rights under this Agreement (as such rights apply to a sublicensee of AN2 under the Anacor Agreement).

4.3    Acknowledgement of Adjuvant Agreement. Brii Bio acknowledges that, pursuant to the Adjuvant Agreement, (a) Adjuvant has received certain Adjuvant Rights, and (b) AN2 is subject to further PRI Requirements. AN2 covenants to Brii Bio that AN2 shall not amend the Adjuvant Agreement to diminish the scope or exclusivity of the rights granted to Brii Bio under the AN2 Technology, including by granting any rights to Adjuvant regarding Licensed Products in the Licensed Territory.

4.4    Brii Bio Right to Sublicense. Brii Bio shall have the right to sublicense any or all rights granted to it under Section 4.1 in any Region in the Licensed Territory through multiple tiers to: (a) any of its Affiliates; or (b) Third Parties; provided, that, in each case of clauses (a) and (b), each sublicense shall be subject to the terms and conditions of this Agreement and the provisions of the Anacor Agreement and the Adjuvant Agreement. Brii Bio shall provide a copy of each sublicense agreement to AN2 within [***] after the grant of a sublicense, subject to Brii Bio’s right to redact any confidential or proprietary information contained therein that is not necessary for AN2 to determine compliance with this Agreement. [***].

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	16

CONFIDENTIAL	EXECUTION VERSION

4.5    AN2 Retained Rights. Except for the rights and licenses expressly granted to Brii Bio in this Agreement, AN2 retains all rights under the AN2 Technology, including to conduct (a) Pre-PoC Development Activities that are requested by Brii Bio to be performed in the Licensed Territory pursuant to this Agreement; (b) Manufacturing activities, by itself or using a Third Party manufacturer, of Licensed Product (or intermediates thereof) in the Licensed Territory pursuant to Section 7.1; and (c) research and Development activities delegated to AN2 by the Parties pursuant to any Global Development Plan.

4.6    Exclusivity.

(a)    Competing Program. During the Term, each Party shall not, either alone or with any Third Party, research, Develop, Manufacture, have Manufactured, use, sell, offer for sale, import or Commercialize any Competing Compound in the Licensed Territory (a “Competing Program”).

(b)    Acquisition of Competing Program. If a Third Party becomes an Affiliate of either Party after the Effective Date through merger, acquisition, consolidation or other similar transactions, and such Third Party has an active Competing Program at the time of such transaction, then:

(i)    if such transaction occurs prior to the PoC Acceptance Date for such Program, then such Party and its new Affiliate will have [***]; or

(ii)    if such transaction occurs after the PoC Acceptance Date for such Program, then such Party and its new Affiliate will have [***],

in each case of (i) and (ii), such new Affiliate’s conduct of such Competing Program during such [***]; provided that such new Affiliate may conduct such Competing Program during such [***].

4.7    Insolvency Related Provisions.

(a)    Section 365(n) of the Bankruptcy Code. The licenses granted pursuant to Section 4.1 are, for all purposes of Section 365(n) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to AN2, the Parties agree that Brii Bio, as licensee of such licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code with respect to such licenses. Without limiting the generality of the foregoing, AN2 and Brii Bio intend and agree that any sale of AN2’s assets under Section 363 of the Bankruptcy Code shall be subject to Brii Bio’s rights under Section 365(n) of the Bankruptcy Code, that Brii Bio cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement and that any such sale, therefore, may not be made to a purchaser “free and clear” of Brii Bio’s rights under this Agreement and Section 365(n) of the Bankruptcy Code without the express, contemporaneous consent of Brii Bio. Further, each Party agrees and acknowledges that only the royalty payments by Brii Bio to AN2 under Section 8.4 constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. AN2 shall, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	17

CONFIDENTIAL	EXECUTION VERSION

or other appropriate embodiments, to the extent feasible, of all intellectual property licensed pursuant to this Agreement. AN2 and Brii Bio acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, vectors, reagents, assays, product samples and inventory, research studies and data, Regulatory Documentation and Marketing Approvals. If a case under the Bankruptcy Code is commenced by or against AN2, this Agreement is rejected as provided in the Bankruptcy Code and Brii Bio elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, AN2 (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall:

(i)    provide to Brii Bio all such intellectual property (including all embodiments thereof) held by AN2 and such successors and assigns, or otherwise available to them, immediately upon Brii Bio’s written request. Whenever AN2 or any of its successors or assigns provides to Brii Bio any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 4.7, Brii Bio shall have the right to perform AN2’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Brii Bio shall release AN2 from liability resulting from rejection of the license or the failure to perform such obligations; and

(ii)    not interfere with Brii Bio’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(b)    Cumulative Remedies. All rights, powers and remedies of Brii Bio provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to AN2. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law and to be enforceable under Bankruptcy Code Section 365(n): (i) the right of access to any intellectual property (including all embodiments thereof) of AN2 or any Third Party with whom AN2 contracts to perform an obligation of AN2 under this Agreement, and, in the case of the Third Party that is necessary for the manufacture, use, sale, import or export of Licensed Products; and (ii) right to contract directly with any Third Party to complete the contracted work.

ARTICLE 5

GOVERNANCE

5.1    Joint Steering Committee.

(a)    Establishment. Within thirty (30) days following the Effective Date, AN2 and Brii Bio shall establish a joint steering committee (“Joint Steering Committee” or “JSC”) to oversee, review and coordinate the Development activities of the Parties under this Agreement with regard to all Licensed Compounds for which Brii Bio has delivered a PoC Acceptance Notice.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	18

CONFIDENTIAL	EXECUTION VERSION

(b)    Duties. The Joint Steering Committee shall:

(i)        [***];

(ii)       [***];

(iii)      [***];

(iv)      [***];

(v)       [***];

(vi)      [***];

(vii)     [***];

(viii)    [***];

(ix)    establish and oversee any additional subcommittees as deemed necessary or advisable to further the purpose of this Agreement and delegate responsibilities to such subcommittees;

(x)    discuss disputes that may arise between the Parties in the course of the Development of a Licensed Compound with a view of facilitating a mutually satisfactory resolution; and

(xi)    perform such other duties as are specifically assigned by the Parties to the Joint Steering Committee pursuant to this Agreement.

(c)    Membership. The JSC shall be composed of [***]. The JSC shall have [***] Chairpersons, [***]. The meetings of the Joint Steering Committee shall be led, alternately, by one of the Chairpersons. Any member of the Joint Steering Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Steering Committee. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, invite non-member, non-voting representatives of such Party to attend meetings of the Joint Steering Committee, provided that such attendees are subject to non-disclosure agreements and obligations of confidentiality and non-use at least as restrictive as those set forth in Article 10. The Alliance Manager of each Party will attend each meeting of the JSC as a non-voting participant.

(d)    Meetings. All Joint Steering Committee meetings shall be held as often as the members may determine, but in any event Joint Steering Committee meetings shall occur not less than [***] per Calendar Year. Such meetings may be held in person, or by any means of telecommunications or video conference, as the members deem necessary or appropriate; provided, however, that at least one Joint Steering Committee meeting per year shall be held in person and the location of such in-person meeting shall alternate between (a) AN2’s office in Menlo Park, California or a suitable alternative in California or North Carolina (at AN2’s election) and (b) Brii Bio’s office in either Durham, North Carolina or Beijing, China (at Brii Bio’s election). The first meeting shall be held at Brii Bio’s offices in Durham. A quorum for Joint Steering Committee meetings shall be [***] members, with at least [***] from each Party.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	19

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(e)    Reports. At each meeting of the JSC, AN2 shall provide to Brii Bio a high-level report summarizing Pre-PoC Development Activities conducted since the prior JSC meeting and a forward-looking high-level summary of planned Pre-PoC Development Activities for the [***] following such JSC meeting. In the event that the Parties elect to enter into a Global Development Plan for a Licensed Product, then the foregoing reporting obligation shall apply with respect to the Development activities of both Parties conducted under such Global Development Plan.

(f)    Decision-making of Joint Steering Committee. Except as expressly provided in this Agreement, all decisions of the Joint Steering Committee shall be made by unanimous vote or written consent, with AN2 and Brii Bio each having, respectively, one (1) vote in all decisions. If, with respect to a matter that is subject to the Joint Steering Committee’s duties, the Joint Steering Committee cannot reach consensus, then either Party may escalate the dispute for resolution to the Senior Executives. The Senior Executives shall use good faith efforts to resolve the matter referred to them within [***] of such referral (which shall become the decision of the Joint Steering Committee). If the Senior Executives fail to resolve such matter within [***] after the date on which the matter is referred to such Senior Executives (unless a longer period is agreed to by the Parties), then:

(i)    except for disputes relating to: [***], AN2 shall have final decision-making authority; and

(ii)    with respect to disputes relating to [***]: (A) Brii Bio shall have final decision-making authority with respect to matters in dispute relating to [***]; (B) AN2 shall have final decision-making authority with respect to matters in dispute relating solely to [***]; and (C) with respect to all other matters in dispute, such matters shall be settled by expert determination pursuant to Section 15.3.

(g)    Subcommittees. From time to time, the Joint Steering Committee may establish subcommittees to oversee particular projects or activities within the scope of authority of the Joint Steering Committee, as it deems necessary or advisable. Each subcommittee shall consist of such number of representatives of each Party as the Joint Steering Committee determines is appropriate from time to time and shall meet with such frequency as the Joint Steering Committee shall determine. All decisions of each subcommittee shall be made by unanimous vote or written consent, with AN2 and Brii Bio each having, collectively, one (1) vote in all decisions. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the matter shall be referred to the Joint Steering Committee, which shall resolve such matter in accordance with Section 5.1(f).

(h)    Dissolution. The Joint Steering Committee shall dissolve and cease to exist on a Licensed Compound-by-Licensed Compound basis upon the conclusion of the PoC Term for each Licensed Compound; provided that, if the Parties elect to enter into a Global Development Plan in accordance with Section 6.1(d), then the Joint Steering Committee shall continue or be re-

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CONFIDENTIAL	EXECUTION VERSION

constituted, as applicable, until the completion of all Development activities under the Global Development Plan. Following dissolution of the JSC, all disputes arising hereunder shall be resolved pursuant to Section 15.1.

5.2    Alliance Manager. Each of the Parties will appoint a single individual to manage Development obligations between the Parties (each, an “Alliance Manager”). The role of the Alliance Manager will be to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers will attend all JSC meetings as non-voting participants; provided that, an Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will designate its initial Alliance Manager promptly after the Effective Date, and each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; (b) provide a single point of communication for seeking consensus between the Parties regarding key strategy and plan issues; (c) identify and bring disputes to the attention of the JSC in a timely manner; and (d) take responsibility for ensuring that governance activities, such as the conduct of required JSC meetings and production of meeting minutes, occur as set forth in this Agreement and that the relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

5.3    Minutes. Minutes for each of the Joint Steering Committee shall be prepared by an AN2 member or a Brii Bio member of the Joint Steering Committee alternately, with AN2’s member preparing the minutes for the first meeting of the Joint Steering Committee. The draft minutes shall be sent to all members of the Joint Steering Committee for comment promptly after each such meeting (but in no event more than [***] after each such meeting). All actions noted in the minutes shall be reviewed and approved at subsequent meetings of the Joint Steering Committee, as applicable; provided that if the Parties cannot agree as to the content of the minutes by the time the Joint Steering Committee next meets, such minutes shall be finalized to reflect any areas of disagreement.

5.4    Expenses. Each Party shall bear its own costs, including expenses incurred by the members nominated by it in connection with their activities as members of the Joint Steering Committee.

5.5    Scope of Governance; Limitation of Authority. Notwithstanding the creation of the Joint Steering Committee or any subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and the Joint Steering Committee and any subcommittees shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein or the Parties expressly so agree in writing. The Joint Steering Committee and any subcommittees shall have no power to: (a) amend or modify this Agreement; (b) waive either Party’s obligation to comply with the terms and conditions of this Agreement; (c) require the other Party to breach any obligation or agreement that such other Party may have with or to a Third Party prior to the Effective Date; or (d) require the other Party to perform any activities that are materially different or greater in scope than those provided for under the Agreement. Furthermore, no decision of the Joint Steering Committee or any subcommittee shall

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	21

CONFIDENTIAL	EXECUTION VERSION

be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be decided by the Joint Steering Committee or any subcommittee, as applicable, are only those specific issues within such committee’s duties.

ARTICLE 6

POST-POC DEVELOPMENT, MARKETING APPROVALS AND

COMMERCIALIZATION

6.1    Development.

(a)    General. With respect to all Licensed Products, following the PoC Acceptance Date for each such Licensed Product, Brii Bio shall [***]. Brii Bio will use Commercially Reasonable Efforts to Develop and seek Marketing Approval for at least one (1) Licensed Product in the Licensed Territory.

(b)    Brii Bio Development Plan. Following the PoC Acceptance Date with respect to a Licensed Product, Brii Bio shall be responsible for all Development of and seeking Marketing Approval for such Licensed Product in the Field in the Licensed Territory. Brii Bio, its Affiliates or Sublicensees under this Agreement shall conduct all Development activities in accordance with a written development plan (the “Brii Bio Development Plan”), as such Brii Bio Development Plan may be revised from time to time in accordance with this Section 6.1(b). Within [***] after the applicable PoC Acceptance Date, Brii Bio will [***]. The Brii Bio Development Plan shall contain a written high level development plan that describes major Development activities for which Brii Bio, its Affiliates or sublicensees are conducting Development of or seeking Marketing Approval for such Licensed Products. Brii Bio shall prepare [***] updates or amendments (as applicable) to the Brii Bio Development Plan, and shall submit such amendments and updates to the JSC for review. Brii Bio shall be solely responsible for all decisions regarding the day-to-day conduct of Development for the Licensed Products within the Licensed Territory.

(c)    AN2 Development Plan. With respect to all Licensed Products, following the PoC Acceptance Date for each such Licensed Product, AN2 shall submit to Brii Bio a written high level development plan that describes all indications for which AN2, its Affiliates or sublicensees are conducting Development of or seeking Marketing Approval for such Licensed Products (the “AN2 Development Plan”). AN2 shall provide Brii Bio with [***] updates or amendments (as applicable) to the AN2 Development Plan. For clarity, nothing in this Section 6.1(c) shall be construed to impose or otherwise imply any diligence obligations upon AN2 with respect to the Development of and seeking Marketing Approval for Licensed Product in the Licensed Territory or the AN2 Territory beyond what exists in the Anacor Agreement.

(d)    Global Development. If, following Brii Bio’s delivery of a PoC Acceptance Notice for a Licensed Product, AN2 intends to conduct a Global Clinical Trial for a Licensed Product, then AN2 shall notify Brii Bio of such intention within [***] of such determination and Brii Bio shall have [***] following receipt of such notice to determine whether it intends to participate in such Global Clinical Trial. In the event that Brii Bio notifies AN2 that it wishes to participate in such Global Clinical Trial, then the Parties shall, through the JSC, [***]. If Brii Bio elects not to participate in a Global Clinical Trial in accordance with this Section 6.1(d), then [***].

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	22

CONFIDENTIAL	EXECUTION VERSION

(e)    Cooperation. AN2 shall provide such technical assistance and cooperation to Brii Bio as Brii Bio may reasonably request [***], as necessary or reasonably useful for Brii Bio to Develop or Commercialize Licensed Products in the Field in the Licensed Territory; provided that, AN2’s obligation to provide such technical assistance and cooperation shall be limited to (i) [***] full-time equivalent (“FTE”) hours in total during the first [***] following the Effective Date, and (ii) [***] FTE hours in total during any [***] thereafter, such that AN2 shall have no further obligations beyond such time limits.

(f)    Records. Brii Bio shall create and maintain complete, current and accurate records regarding its Development activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including with respect to Clinical Trials relating to the Licensed Product, and drafting formal clinical study reports in compliance with Applicable Laws and ICH guidelines. AN2 shall have the right to review and copy such records at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory or patent purposes.

(g)    Data Exchange. In addition to each Party’s adverse event and safety Data reporting obligations pursuant to Section 6.2(g), but subject to the remainder of this Section 6.1(g), each Party shall, at its sole cost and expense, promptly provide the other Party with copies of all Data from Clinical Trials of the Licensed Product generated by or on behalf of such Party or its Affiliates or sublicensees in the performance of Development activities of the Licensed Compound or Licensed Products in their respective territories; provided that neither Party shall be obligated to share any personally identifiable information (“PII”) with the other Party, unless reasonably required for such other Party to Develop Licensed Products in its respective territory, in which case the Parties shall enter into a separate agreement to address such exchange of PII between the Parties, or any information related to any Other Products that may be in a Combination Product. The JSC may establish reasonable policies to effectuate such exchange of such Clinical Trial Data between the Parties.

(h)    Subcontractors. Brii Bio shall have the right to engage subcontractors to conduct any activities necessary for Development of Licensed Products, including but not limited to non-clinical studies, clinical studies, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality and non-use consistent with this Agreement and have agreed in writing to assign to Brii Bio all Data, Inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. Brii Bio shall [***].

6.2    Regulatory Activities.

(a)    Regulatory Submissions. Brii Bio (or its designated Affiliate or Sublicensee) shall be solely responsible and have the sole right to prepare and submit all Regulatory Documentation for Licensed Products in the Licensed Territory, including applications for Marketing Approval in the Licensed Territory, and Brii Bio (or its designated Affiliate or

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	23

CONFIDENTIAL	EXECUTION VERSION

Sublicensee) shall be the owner of such Regulatory Documentation (including all Marketing Approvals in the Licensed Territory for such Licensed Product). Promptly following the PoC Acceptance Date for each Licensed Product, AN2 shall transfer any and all existing Marketing Approvals for such Licensed Product in such Regions to Brii Bio, including the transferring of sponsorship of any ongoing Clinical Trials to Brii Bio, to the extent permitted under Applicable Law. Brii Bio shall [***].

(b)    Communications with Regulatory Authorities. Each Party shall have the primary responsibility for and authority to communicate with Regulatory Authorities in its respective territory regarding Clinical Trials and Marketing Approvals for Licensed Products (i.e., Brii Bio in the Licensed Territory and AN2 in the AN2 Territory). Each Party shall keep the other Party reasonably informed of any material regulatory developments related to Licensed Products in the Field in its respective territory. At each regularly scheduled JSC meeting, each Party shall provide the other Party with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in its respective territory planned for the next [***] that relates to any Licensed Product in the Field. In addition, each Party shall notify the other Party as soon as reasonably possible (but in no event later than [***] if possible) after such Party becomes aware of any additional such meetings or teleconferences that become scheduled for such [***]. Each Party shall provide all assistance and documentation reasonably requested by the other Party to prepare for any such meeting or teleconference, including making available competent personnel to attend any such meeting or teleconference. To the extent permitted by Applicable Laws and by the Regulatory Authorities (as reasonably determined by the Party meeting with such Regulatory Authorities), [***].

(c)    Regulatory Costs. Unless otherwise provided in this Agreement, Brii Bio shall be responsible for the costs and expenses incurred in connection with the preparation and filing of any and all Regulatory Documentation and the maintenance of any and all Marketing Approvals for Licensed Products in the Field in the Licensed Territory.

(d)    AN2 Global Clinical Trials. Subject to Section 6.1(d), AN2, its Affiliates and licensees shall have the right for each AN2 Global Clinical Trial, to the extent permitted by Applicable Law, to prepare and submit INDs outside the Licensed Territory and communicate with Regulatory Authorities outside the Licensed Territory relating to AN2 Global Clinical Trials conducted by AN2. AN2 shall bear all costs of such activities and any other expenses related to the conduct of each such AN2 Global Clinical Trial. Notwithstanding anything to the contrary, AN2 shall not have the right to conduct any AN2 Global Clinical Trial (or portion thereof) in the Licensed Territory.

(e)    AN2 Assistance. AN2 shall, and shall cause its Affiliates to, provide assistance, facilitation and support, including providing all documents and data reasonably requested by Brii Bio in a timely manner and at Brii Bio’s reasonable cost, to obtain and maintain Marketing Approvals and product importation licenses in the Licensed Territory. Such assistance shall include providing copies of any clinical study reports or clinical data regarding the Licensed Products in AN2’s possession and providing comments on Regulatory Documentation to be filed by Brii Bio at Brii Bio’s reasonable request.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	24

CONFIDENTIAL	EXECUTION VERSION

(f)    Exchange of Information; Right of Reference. Each of Brii Bio and AN2 shall promptly provide to the other copies of any Regulatory Documentation and any communications received from or sent to any Regulatory Authority for Licensed Products in the Licensed Territory or the AN2 Territory, as applicable, with respect to Clinical Trials and Marketing Approvals for Licensed Products. Each Party hereby grants to the other Party a right of reference to all Regulatory Submissions pertaining to Licensed Products in such Party’s respective territory, and each Party shall bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 6.2(f). Brii Bio may use such right of reference to AN2’s Regulatory Submissions in the Field solely for the purpose of performing Brii Bio’s obligations under this Agreement (including the performance of any Pre-PoC Development Activity) and for seeking, obtaining and maintaining Marketing Approval of Licensed Products in Field in the Licensed Territory. AN2 may use the right of reference to Brii Bio’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining Marketing Approval of Licensed Products (but not any Other Products) in the AN2 Territory.

(g)    Pharmacovigilance. AN2 shall be responsible, at its own expenses, for the creation and maintenance of the global safety database for Licensed Products. AN2 shall be the sole owner of this global safety database. Brii Bio shall (at its reasonable cost and expense), and shall cause its Affiliates, Sublicensees and Distributors to, submit to AN2 all data relating to adverse events relating to Licensed Products in the Licensed Territory. AN2 shall (at its reasonable cost and expense), and shall cause its Affiliates, Sublicensees and Distributors to, notify Brii Bio in writing of all data relating to adverse events relating to Licensed Products outside the Licensed Territory. Within [***] after the Effective Date, the Parties shall enter into a pharmacovigilance agreement on terms no less stringent than those required by ICH guidelines, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to Licensed Products within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities for the reporting of safety data in accordance with standards stipulated in the ICH guidelines and all applicable regulatory and legal requirements regarding the management of safety data.

(h)    No Harmful Actions. If either Party reasonably determines that the other Party is taking any action with respect to a Licensed Product (or Licensed Compound, as applicable) that will have an Adverse Risk in its respective territory, then such Party may bring the matter to the attention of the JSC (or directly to the other Party, following dissolution of the JSC) and the Parties shall discuss in good faith a potential resolution to such concern. Without limiting the foregoing, with respect to each Licensed Product, unless the Parties otherwise agree (or unless otherwise set forth in a Global Development Plan): (i) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective territory with respect to any Licensed Product, unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify the other Party of such order; and (ii) neither Party shall submit any Regulatory Submissions (other than INDs) or seek Marketing Approvals for any Licensed Product in the other Party’s respective territory.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	25

CONFIDENTIAL	EXECUTION VERSION

(i)    Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of Applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Brii Bio shall, and shall ensure that its Affiliates and Sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale and use (to the extent possible) of the Licensed Product in the Licensed Territory. [***]. Each Party shall provide the other Party, at the other Party’s expense, with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.

6.3    Commercialization.

(a)    Diligence. [***] will be solely responsible, at its sole cost and expense, for all aspects of Commercialization of Licensed Products in the Licensed Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement. Following receipt of the applicable Marketing Approvals for a Licensed Product in the Licensed Territory, Brii Bio shall use Commercially Reasonable Efforts, at its reasonable expense, to Commercialize such Licensed Product.

(b)    Commercialization Plan; Commercialization Reports. Within [***] prior to anticipated launch of a Licensed Product, Brii Bio shall [***].

(c)    Exchange of Marketing Materials. AN2 shall provide to Brii Bio, upon Brii Bio’s request, and no more than once each Calendar Quarter, at AN2’s cost, copies of any materials prepared by or on behalf of AN2 that are necessary or reasonably useful in connection with Brii Bio’s Commercialization of Licensed Products in the Field in the Licensed Territory (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products). Brii Bio shall provide to AN2, upon AN2’s request, and no more than once each Calendar Quarter, at Brii Bio’s cost, copies of any materials prepared by or on behalf of Brii Bio that are necessary or reasonably useful in connection with AN2’s Commercialization of Licensed Products in the AN2 Targeted Indication in the AN2 Territory (including relevant training materials, global brand and global market research, in each case, with respect to Licensed Products).

(d)    Territory Compliance. AN2 and its Affiliates: (i) shall not, directly or indirectly, Commercialize any Licensed Product in the Licensed Territory; (ii) shall not knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in the Licensed Territory; (iii) shall not actively solicit orders for Licensed Products from any prospective purchaser located in the Licensed Territory; and (iv) shall promptly cease selling or distributing any Licensed Product to any Third Party, or otherwise assisting any Third Party, who is Commercializing or attempting to Commercialize or distribute any Licensed Product in the Licensed Territory. Brii Bio and its Affiliates, Distributors and Sublicensees: (A) shall not, directly or indirectly, Commercialize the Licensed Product in the AN2 Territory; (B) shall not knowingly engage in any advertising or promotional activities relating to Licensed Products that

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	26

CONFIDENTIAL	EXECUTION VERSION

are directed primarily to customers or other purchaser or users of Licensed Products located in the AN2 Territory; (C) shall not actively solicit orders for Licensed Products from any prospective purchaser located in the AN2 Territory; and (D) shall promptly cease selling or distributing the Licensed Product to any Third Party, or otherwise assisting any Third Party, who is Commercializing or attempting to Commercialize or distribute the Licensed Product in the AN2 Territory. If a Party or its Affiliates or licensees or Sublicensees receive any order for Licensed Products for use from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders.

ARTICLE 7

SUPPLY OBLIGATIONS; TECHNOLOGY TRANSFER

7.1    Clinical Supply Obligations. Prior to Brii Bio’s delivery of a PoC Acceptance Notice for a Licensed Product, AN2 shall be responsible (either itself or through a Third Party CMO) for supplying Brii Bio’s requirements for the Manufacture and clinical supply of such Licensed Product at AN2’s Manufacturing Cost. Brii Bio shall submit orders for the clinical supply of Licensed Product to AN2 from time to time using purchase orders, and Brii Bio shall pay for such orders within [***] of Brii Bio’s receipt and acceptance of each such order. Within [***] after the Effective Date, the Parties shall negotiate in good faith a clinical supply agreement. Within [***] after the Effective Date, the Parties shall enter into a separate quality agreement that governs quality assurance and quality control activities and requirements with respect to the clinical supply of Licensed Products in the Licensed Territory, along with procedures for determining GMP compliance and accepting Licensed Product, which agreement shall specify that AN2 is responsible for ensuring that Licensed Products are GMP compliant and meet all applicable specifications therefore. For clarity, Brii Bio shall not have the right to Manufacture or have Manufactured any Licensed Compound or Licensed Product for clinical use prior to the completion of the Manufacturing Technology Transfer.

7.2    Post-PoC Acceptance Supply Obligations; Technology Transfer. Following Brii Bio’s delivery of a PoC Acceptance Notice for a Licensed Product, Brii Bio shall have the right to be responsible (either itself or through a Third Party CMO) for the Manufacture and supply of such Licensed Product. Brii Bio may exercise its right for any Licensed Product by so notifying AN2 in writing after Brii Bio’s delivery of a PoC Acceptance Notice for such Licensed Product and prior to submission of Marketing Approval in the Territory for such Licensed Product. Within [***] after AN2’s receipt of such notice, the Parties shall enter into an agreement governing a Manufacturing Technology Transfer to Brii Bio or a contract manufacturing organization (“CMO”) of Brii Bio’s choosing in the Licensed Territory to Manufacture clinical and commercial supply of Licensed Product, which agreement shall contain terms and conditions of such transfer on commercially reasonable terms, consistent with industry standards and the terms and conditions of this Agreement. Promptly following the execution of such Manufacturing Technology Transfer agreement, AN2 shall commence such Manufacturing Technology Transfer. [***]. As part of such transfer, AN2 shall provide to Brii Bio the Manufacturing Technology for the applicable Licensed Product and shall provide Brii Bio with copies or tangible embodiments of all data, information, materials and Know-How included within such Manufacturing Technology for such

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	27

CONFIDENTIAL	EXECUTION VERSION

Licensed Product. From time-to-time following the completion of such transfer, AN2 shall, upon Brii Bio’s reasonable request, provide reasonable technical assistance [***] in connection with the Manufacture of the applicable Licensed Product.

ARTICLE 8

FINANCIAL TERMS

8.1    Equity; PRVs and Market Entry Awards.

(a)    Equity Investment. The Parties acknowledge and agree that Brii Bio (i) has purchased 350,584 shares of AN2’s Series A Preferred Stock (as defined in the Stock Purchase Agreement), and (ii) shall purchase 150,250 shares of AN2’s Series A Preferred Stock upon the Second Closing (as defined in the Stock Purchase Agreement), pursuant to the terms and conditions set forth in the Stock Purchase Agreement for an aggregate purchase price of Three Million Dollars ($3,000,000).

(b)    PRV Sharing. If AN2 obtains a PRV for a Licensed Product using any clinical Data generated by or on behalf of Brii Bio under this Agreement prior to any automatic transfer of such PRV to Anacor pursuant to Section 5.7 of the Anacor Agreement, [***]. The proceeds of such PRV will be determined as follows:

(i)    If AN2 transfers to a Third Party or otherwise monetizes such PRV, [***];

(ii)    If AN2 uses such PRV for a Licensed Product or any other product, [***]; and

(iii)    If AN2 does not transfer, monetize or use such PRV for a Licensed Product or any other product prior to the automatic transfer of such PRV to Anacor pursuant to Section 5.7 of the Anacor Agreement, [***];

provided that, in the case of (ii) or (iii) above, the value of such PRV will be determined at the date of use or automatic transfer (as applicable): [***].

(c)    Market Entry Award. If Brii Bio receives a Market Entry Award during the Term for the Licensed Product in the Brii Bio Targeted Indication in the Territory, then Brii Bio shall notify AN2 in writing, and the proceeds of such Market Entry Award will be allocated to each Party as follows, [***], and Brii Bio will pay AN2’s share of such proceeds from such Market Entry Award within [***] of Brii Bio’s receipt of such Market Entry Award. The Market Entry Award shall be payable [***] per Licensed Product (regardless of: the number of indications sought or approved for such Licensed Product; any new formulations, presentations, excipients, salts, or delivery methods of such Licensed Product; or any back-up or follow-on compounds of such Licensed Product). If Development or Commercialization of any Licensed Product ceases or is suspended, and Brii Bio Develops or Commercializes a back-up or follow-on compound that is also a Licensed Product, [***].

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	28

CONFIDENTIAL	EXECUTION VERSION

8.2    Development and Regulatory Milestones.

(a)    In partial consideration of the rights granted by AN2 to Brii Bio hereunder and subject to the terms and conditions set forth in this Agreement, Brii Bio shall pay to AN2 the regulatory milestone payments set forth below for each Licensed Product.

	Milestone Event	Milestone Payment
1	[***]	[***	]
2	[***]	[***	]
3	[***]	[***	]

(b)    With respect to milestones 1–3 set forth in the chart above, Brii Bio shall promptly, but in any event no later than [***] following achievement of such milestone event by Brii Bio or any of its Affiliates or Sublicensees, inform AN2 of such achievement. Thereafter, AN2 shall promptly invoice Brii Bio for the milestone payment set forth above with respect to such regulatory milestone, and Brii Bio shall pay such invoice within [***] of receipt.

(c)    The milestone payments set forth in Section 8.2(a) shall be payable [***] per Licensed Product (regardless of: the number of indications sought or approved for such Licensed Product; any new formulations, presentations, excipients, salts or delivery methods of such Licensed Product; or any back-up or follow-on compounds of such Licensed Product), and [***]. If Development or Commercialization of any Licensed Product ceases or is suspended and Brii Bio Develops or Commercializes a back-up or follow-on compound that is also a Licensed Product, then Brii Bio shall pay milestones [***]. Notwithstanding anything to the contrary in this Agreement, the maximum amount payable by Brii Bio under Section 8.2(a) for any Licensed Product (and all of its back-up and follow-on compounds) is Fifteen Million Dollars ($15,000,000).

8.3    Sales Milestones.

(a)    In partial consideration of the rights granted by AN2 to Brii Bio hereunder and subject to the terms and conditions set forth in this Agreement, Brii Bio shall pay to AN2 the following sales milestones payments if the Net Sales of a Licensed Product in the Licensed Territory in a given Calendar Year meet or exceed the applicable annual Net Sales threshold described below for each Licensed Product in a Calendar Year in the Licensed Territory:

Annual Net Sales Threshold for a given Licensed Product in the Licensed Territory	Milestone Payment
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	29

CONFIDENTIAL	EXECUTION VERSION

The milestone payments set forth in this Section 8.3(a) shall be payable [***] per Licensed Product (regardless of: the number of indications sought or approved for such Licensed Product; any new formulations, presentations, excipients, salts or delivery methods of such Licensed Product; or any back-up or follow-on compounds of such Licensed Product), and [***]. If the annual Net Sales of a Licensed Product in a given Calendar Year exceed more than one applicable threshold in such Calendar Year, then [***]. If Development or Commercialization of any Licensed Product ceases or is suspended and Brii Bio Develops or Commercializes a back-up or follow-on compound that is also a Licensed Product, then Brii Bio shall pay milestones [***]. Notwithstanding anything to the contrary in this Agreement, the maximum amount payable by Brii Bio under this Section 8.3(a) for any Licensed Product (and all of its back-up and follow-on compounds) is One Hundred Fifty Million Dollars ($150,000,000).

(b)    Brii Bio shall promptly notify AN2 in writing following achievement of a sales milestone by Brii Bio or any of its Affiliates. Thereafter, AN2 shall invoice Brii Bio for the payment set forth above with respect to such sales milestone, and Brii Bio shall pay such invoice within [***] of receipt.

8.4    Royalty Payments.

(a)    In partial consideration of the rights granted by AN2 to Brii Bio hereunder and subject to the terms and conditions set forth in this Agreement, Brii Bio shall pay to AN2 the following royalties on Net Sales of each Licensed Product in the Licensed Territory:

Annual Net Sales of a given Licensed Product in the Licensed Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    The above royalty payments shall be payable on a Region-by- Region and Licensed Product-by-Licensed Product basis during the period commencing from the date of the First Commercial Sale of such Licensed Product in such Region until the later of: (i) fifteen (15) years following the date of First Commercial Sale of such Licensed Product in such Region; (ii) expiration of all regulatory or data exclusivity of such Licensed Product in such Region; or (iii) expiration or abandonment of the last-to-expire Valid Claim in such Region that covers the composition of matter or approved use of such Licensed Product in such Region (the “Royalty Term”).

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	30

CONFIDENTIAL	EXECUTION VERSION

8.5    Royalty Reduction. The amount of royalties payable by Brii Bio pursuant to Section 8.4 shall be reduced in the following circumstances:

(a)    [***]

(b)    [***]

(c)    [***]

(d)    [***]

8.6    Royalty Payments and Reports. Within [***] after the end of each [***], Brii Bio shall make all royalty payments payable to AN2 under this Article 8 with respect to such [***]. Along with such payments, Brii Bio shall also provide a report containing the following information for the applicable [***], on a Licensed Product-by-Licensed Product and Region-by-Region basis: [***] (the “Royalty Report”).

8.7    No Projections or Guaranteed Payment.

(a)    Each Party acknowledges and agrees that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Licensed Product and that the milestone events and Net Sales levels set forth above or that have otherwise been discussed by the Parties are merely intended to define the milestone events and royalty obligations to AN2 if such milestone events or Net Sales levels are achieved.

(b)    AN2 expressly acknowledges and agrees that it may not receive and, absent the achievement of a milestone event in Section 8.2 or Section 8.3, or the achievement of Net Sales of a Licensed Product, will not be entitled to receive any further payments hereunder (including any milestone payments or royalties) other than: (i) the equity investment in Section 8.1(a) and (ii) such other costs to be paid by Brii Bio for Manufacturing of Licensed Products as set forth in Section 7.2. The Parties expressly acknowledge and agree that the milestone payments and royalties are contingent upon satisfaction of conditions provided for herein that may not be satisfied, and as a result, some or all of such payments may not become obligations of Brii Bio (or its assigns) and may therefore never be paid. AN2 expressly acknowledges that: (A) the equity investment in Section 8.1(a); (B) such other costs to be paid by Brii Bio for Manufacturing of Licensed Products as set forth in Section 7.2; and (C) the possibility of receiving milestone payments and royalties in accordance with the terms set forth herein constitute sufficient consideration for entering into this Agreement. Neither Party has made any representation or warranty to the other that any such conditions will be satisfied. Accordingly, if such conditions to any payments are not satisfied, no Party will have any recourse against the other Party hereunder unless there is an independent breach of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	31

CONFIDENTIAL	EXECUTION VERSION

ARTICLE 9

PAYMENTS, BOOKS AND RECORDS

9.1    Payment Method. All payments to AN2 under this Agreement shall be made by bank wire transfer in immediately available funds to an account in the name of AN2 designated in writing by AN2. Payments hereunder shall be considered to be made as of the day on which they are received by AN2’s designated bank.

9.2    Payment Currency; Currency Conversion.

(a)    United States Dollars. Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in Dollars and shall be paid in Dollars.

(b)    Currency Conversion. For the purpose of computing the Net Sales for any Licensed Product sold in a currency other than Dollars and for purposes of determining Net Sales and development costs, or other shared expenses under this Agreement incurred by a Party in a currency other than Dollars, such Net Sales or costs amounts shall be converted into Dollars each quarter using an exchange rate that is the arithmetic average of the daily exchange rates (obtained as described below) during such quarter. Each daily exchange rate shall be obtained from The Wall Street Journal, Eastern United States Edition, or, if not so available, as otherwise agreed by the Parties.

(c)    Blocked Currency. Notwithstanding the provisions of Section 9.2, if by Applicable Law of a Region, conversion into Dollars or transfer of funds of a convertible currency to the United States is restricted, forbidden or substantially delayed, then Brii Bio shall promptly notify AN2 and, thereafter, amounts accrued in such Region shall be paid to AN2 in such Region in local currency by deposit in a local bank designated by AN2 for a period no longer than [***], after which any payments due to AN2 shall be paid in Dollars, unless the Parties otherwise agree.

9.3    Taxes.

(a)    Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, income and other taxes, including withholding taxes, and similar obligations payable with respect to their collaborative efforts under this Agreement and that they shall use their reasonable efforts to cooperate and coordinate with each other to achieve such objective. Each Party shall provide the other Party any tax forms that may be reasonably necessary in order for the Party making a payment (the “Paying Party”) to the other Party (the “Non-Paying Party”) under this Agreement not to withhold tax or deduct an amount of Transfer Taxes or to withhold tax or deduct Transfer Taxes at a reduced rate under an applicable bilateral income tax treaty or otherwise. Each Party shall use reasonable efforts to identify any such forms prior to the due date for such payment, and the Non-Paying Party shall use reasonable efforts to provide any such forms to the Paying Party in advance of such date. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, Transfer Taxes or similar obligations resulting from

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	32

CONFIDENTIAL	EXECUTION VERSION

payments made under this Agreement, such recovery to be for the benefit of the Party with respect to which such amount was withheld or deducted (or, if the amount was not withheld or deducted, the Party that actually bore the economic cost of the tax that is recovered).

(b)    Payment of Tax. Except as otherwise set forth in this Section 9.3, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. If Applicable Law requires that taxes be deducted and withheld from a payment, the Paying Party shall (i) deduct those taxes from the payment; (ii) timely pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within thirty (30) days following that payment.

9.4    Records. Brii Bio shall keep, and cause its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records of all data in sufficient detail for the purpose of determining, in a manner consistent with GAAP, the amounts payable to AN2 pursuant to this Agreement. Such books and records shall be kept for such period of time required by Applicable Law, but no less than at least [***] following the end of the year to which they pertain. Such records shall be subject to inspection in accordance with Section 9.5.

9.5    Audits. Upon not less than [***] prior written notice, Brii Bio shall permit an independent, certified public accountant selected by AN2 and reasonably acceptable to Brii Bio, which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 9.5, the “Auditor”), to audit or inspect those books or records of Brii Bio or its Affiliates that relate to Net Sales and Royalty Reports for the sole purpose of verifying the: (a) royalties payable hereunder in respect of Net Sales; (b) withholding taxes, if any, required by Applicable Law to be paid by Brii Bio in respect of such Net Sales; and (c) exchange rates used in determining the amount of Dollars. Such Auditor shall be under reasonable written obligations of confidentiality to the audited Party and shall disclose to AN2 only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor shall send a copy of the report to Brii Bio at the same time it is sent to AN2. Such inspections may be made no more than once each Calendar Year and during normal business hours. [***]. The results of such audit shall be final and binding, absent manifest error.

9.6    Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to [***] above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern Edition) for the date on which payment was due, calculated daily on the basis of a three hundred and sixty-five (365)-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate.

ARTICLE 10

CONFIDENTIALITY

10.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	33

CONFIDENTIAL	EXECUTION VERSION

(the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than the performance of its obligations or exercise of its rights under this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”) including, but not limited to, all Know-How, Inventions and any other technical, regulatory or business information of whatever nature (collectively, “Confidential Information”).

10.2    Exceptions. Notwithstanding Section 10.1 above, the obligations of confidentiality and non-use shall not apply to Confidential Information to the extent that such Confidential Information, in each case as demonstrated by competent evidence:

(a)    was already known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b)    was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

(d)    was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who did not directly or indirectly receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or

(e)    was independently developed by the Receiving Party or its Affiliate without use of or reference to any information or materials disclosed by the Disclosing Party.

10.3    Permitted Disclosures. Notwithstanding the provisions of Section 10.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)    filing or prosecuting Patents as permitted by this Agreement;

(b)    prosecuting or defending an arbitration, litigation or expert determination as permitted by this Agreement or enforcing or challenging an arbitral award or expert determination;

(c)    submission to a Regulatory Authority in connection with a Marketing Approval of a Licensed Product;

(d)    complying with applicable court orders, Applicable Law or governmental regulations including the requirements of any securities exchange; provided, that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	34

CONFIDENTIAL	EXECUTION VERSION

reasonable assistance in obtaining a protective order or confidential treatment preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required or for which the order was issued;

(e)    to those of its employees, Affiliates, contractors or agents who have a need to know such Confidential Information in order to enable the Receiving Party to carry out its obligations or exercise its rights pursuant to this Agreement; provided, that such persons are subject to obligations of confidentiality and non-use at least equivalent in scope to the obligations set forth in this Article 10;

(f)    to existing or potential acquirers or merger candidates; (sub)licensees; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or other commercial partners, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10; and advisors; provided, however, that, (i) neither Party shall make such disclosure to a Competitor of the other Party without first obtaining the non-Disclosing Party’s prior written consent unless such Competitor is a bona fide acquirer or investor of the Disclosing Party and, in connection with such acquisition or investment, has requested information specific to the Licensed Territory, in which case the Disclosing Party shall promptly notify the other Party of such disclosure and shall ensure that such disclosure is subject to confidentiality and non-use obligations at least equivalent in scope to those set forth in this Article 10, and (ii) each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 10.1 as if such individuals were parties directly bound to the requirements of this Article 10. For purposes of this Section 10.3(f), “Competitor” shall mean (x) with respect to Brii Bio, a pharmaceutical or biotechnology company engaged in the development or commercialization of Competing Compounds in the Licensed Territory, where such development activities in the Licensed Territory comprise a material portion of such company’s global business, and (y) with respect to AN2, a biotechnology company engaged in the development or commercialization of Competing Compounds in the AN2 Territory.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information, it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided, that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 10. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

10.4    Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 10, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, which Agreement and terms shall be deemed the Confidential Information of both Parties.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	35

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10.5    Public Announcements and Filings. Following the Effective Date hereof, each Party shall have the right to issue a press release announcing the existence of this Agreement; provided that the non-issuing Party has approved such press release in writing. For greater certainty, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or Governmental Authority; provided that a Disclosing Party shall give [***] advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information.

10.6    Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including without limitation the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed as Confidential Information disclosed under this Agreement.

10.7    Use of Name. Each Party may use the name, insignia, symbol, trademark, trade name or logotype of the other Party only: (a) in connection with permitted disclosures relating to this Agreement and the activities contemplated hereby; (b) as required by Applicable Law, or (c) as otherwise expressly permitted by this Agreement or agreed in writing by such other Party; provided that each Party shall use the other Party’s name, insignia, symbol, trademark, trade name or logotype only in such manner that the distinctiveness, reputation and validity of any trademarks and corporate or trade names of such other Party shall not be impaired, and consistent with best practices used by such first Party for its other collaborators.

10.8    Publication. At least [***] prior to publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes information relating to any Global Development Plan, Brii Bio Development Plan, Patent or Invention that has not been previously published, each Party shall provide to the other Party a draft copy thereof for its review. The publishing Party shall consider in good faith any comments provided by the other Party during such [***] period. In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. If requested in writing by the non-publishing Party, the publishing Party shall withhold material from submission for publication or presentation for an additional [***] to allow for the filing of a Patent application or the taking of such other measures as may be required to establish and preserve proprietary rights in the information in the material being submitted for publication or presentation. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	36

CONFIDENTIAL	EXECUTION VERSION

ARTICLE 11

INTELLECTUAL PROPERTY

11.1    Ownership; License Grants.

(a)    Data. AN2 shall solely own all Data solely generated by AN2. For clarity, all Data Controlled by AN2 are included in the AN2 Know-How and licensed to Brii Bio under Section 4.1. Brii Bio shall solely own all Data solely generated by Brii Bio in the Development of Licensed Products in the Field in the Licensed Territory. During the Term, Brii Bio hereby grants to AN2 a royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, to use such Data generated by Brii Bio from Development activities conducted under the Brii Bio Development Plan and owned by Brii Bio solely for the further Development and Commercialization of Licensed Products in the AN2 Targeted Indications in the AN2 Territory. The Parties shall jointly own all Data jointly generated by AN2 and Brii Bio. Each Party shall be free to exploit such joint Data for all purposes, provided that such Data shall be deemed Confidential Information of both Parties subject to the confidentiality provisions set forth in Article 10.

(b)    Inventions.

(i)    Ownership. Ownership of all Inventions will be assigned based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party owns all Inventions that are made solely by its and its Affiliates’ employees, agents and independent contractors during the performance of activities under this Agreement (“Sole Inventions”). The Parties shall jointly own all Inventions that are made jointly by the employees, agents and independent contractors of one Party and its Affiliates together with the employees, agents and independent contractors of the other Party and its Affiliates (“Joint Inventions”). Any Patents claiming the Joint Inventions are “Joint Patents”. Each Party owns an undivided half interest in the Joint Inventions, without a duty of accounting or an obligation to seek consent from the other Party, for the exploitation or license of the Joint Inventions (subject to the licenses granted to Brii Bio under this Agreement).

(ii)    Disclosure and Assignment. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosure or other similar documents submitted to a Party by its or its Affiliates’ employees, agents, Sublicensees, licensees or contractors relating to such Inventions, and shall also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions. Each Party will cause all employees, agents, Sublicensees, licensees or contractors who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Inventions and Know-How, whether or not patentable, resulting therefrom to such Party.

(iii)    License Grants.

(1)    All AN2 Sole Inventions and AN2’s interest in any Joint Inventions shall be included in the AN2 Technology licensed to Brii Bio under Section 4.1, including any Patent rights therein.

(2)    During the Term, Brii Bio hereby grants to AN2 a royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under Brii Bio Sole Inventions related to the Licensed Product in the AN2 Territory for the development, manufacture, or use of Licensed Compounds or Licensed Products for all research, development, and regulatory purposes. For clarity, AN2 shall not have any rights to sell or distribute any Licensed Compounds or Licensed Products pursuant to the license granted under this Section 11.1(b)(iii)(2).

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	37

CONFIDENTIAL	EXECUTION VERSION

11.2    Patent Prosecution and Maintenance.

(a)    AN2 Patents. Subject to Section 11.2(c)(i), AN2 shall have the first right to prepare, file, prosecute and maintain all AN2 Patents in the Licensed Territory at AN2’s cost and expense. During the Term, AN2 shall retain patent counsel registered to practice before the applicable patent and trademark office and shall keep Brii Bio fully informed of progress with regard to the preparation, filing, prosecution and maintenance of the AN2 Patents in the Licensed Territory. Specifically, AN2 shall: [***].

(b)    Joint Patents.

(i)    AN2 Territory. Subject to Section 11.2(c)(i), AN2 shall have the first right to prepare, file, prosecute and maintain all Joint Patents in the AN2 Territory at AN2’s cost and expense. During the Term, AN2 shall retain patent counsel registered to practice before the applicable patent and trademark office and shall keep Brii Bio fully informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patents in the AN2 Territory. Specifically, AN2 shall: [***].

(ii)    Licensed Territory. Subject to Section 11.2(c)(ii), Brii Bio shall have the first right to prepare, file, prosecute and maintain all Joint Patents in the Licensed Territory at Brii Bio’s cost and expense. During the Term, Brii Bio shall retain patent counsel registered to practice before the Chinese patent and trademark office and shall keep AN2 fully informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patents in the Licensed Territory. Specifically, Brii Bio shall: [***].

(iii)    Coordination; Disputes. Each Party shall use good faith efforts to coordinate with the other Party in its prosecution and maintenance of Joint Patents in its respective Territory. If either Party disagrees with the other Party’s comments with respect to the filing or prosecution of any Joint Patent in its respective territory, such Party may refer such disagreement to each Party’s patent liaison (“Patent Liaison”). The Patent Liaisons shall negotiate in good faith to resolve the dispute within [***], and if the Patent Liaisons are unable to resolve the dispute within such time period, then the disagreement shall be finally resolved by Brii Bio, except that [***].

(c)    Step-In Right.

(i)    If AN2 elects not to prosecute or maintain any AN2 Patent in the Licensed Territory or Joint Patent in the AN2 Territory, AN2 shall provide reasonable prior written notice to Brii Bio of such intention (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to such AN2 Patent or Joint Patent in the relevant patent office). In such case, Brii Bio will thereafter have the right to assume responsibility for the filing, prosecution and maintenance of such AN2 Patent or Joint Patent by so notifying AN2 in writing. If Brii Bio assumes such responsibility for filing, prosecution and maintenance of such AN2 Patent or Joint Patent, then: (A) AN2 shall, and hereby

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	38

CONFIDENTIAL	EXECUTION VERSION

does, assign all of its right, title and interest in and to such AN2 Patent or Joint Patent to Brii Bio; and (B) AN2 shall cooperate as reasonably requested by Brii Bio to facilitate control of such filing, prosecution and maintenance of such AN2 Patent or Joint Patent by Brii Bio.

(ii)    If Brii Bio elects not to prosecute or maintain any Joint Patent in the Licensed Territory, Brii Bio shall provide reasonable prior written notice to AN2 of such intention (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, AN2 will thereafter have the right to assume responsibility for the filing, prosecution and maintenance of such Joint Patent by so notifying Brii Bio in writing. If AN2 assumes such responsibility for filing, prosecution and maintenance of such Joint Patent, then: (A) Brii Bio shall, and hereby does, assign all of its right, title and interest in and to such Joint Patent to AN2; and (B) Brii Bio shall cooperate as reasonably requested by AN2 to facilitate control of such filing, prosecution and maintenance of such Joint Patent by AN2.

(d)    Cooperation. Each Party shall provide the other Party with all reasonable assistance and cooperation in the patent prosecution efforts set forth in this Section 11.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

11.3    Infringement by Third Parties.

(a)    Notice. In the event that either AN2 or Brii Bio becomes aware of any infringement or threatened infringement by a Third Party of the AN2 Patents or Joint Patents, which infringement adversely affects or is expected to adversely affect any Licensed Product in the Field in the Licensed Territory, or any related declaratory judgment, opposition or similar action alleging the invalidity, unenforceability or non-infringement of any of the AN2 Patents or Joint Patents in the Licensed Territory (collectively, “Licensed Compound Infringement”), it will notify the other Party in writing to that effect. Any such notice shall include any available evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b)    Licensed Territory. AN2 shall have the first right (but not the obligation), as between AN2 and Brii Bio, to bring and control any action or proceeding with respect to Licensed Compound Infringement in the Licensed Territory. Brii Bio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Brii Bio and its counsel will reasonably cooperate with AN2 and its counsel in strategizing, preparing and presenting any such action or proceeding. If AN2 fails to bring an action or proceeding with respect to such Licensed Compound Infringement in the Licensed Territory: [***], then Brii Bio shall have the right (but not the obligation) to bring and control any such action at Brii Bio’s cost and expense, and AN2 shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided that, in the event the Person engaged in the Licensed Compound Infringement in the Licensed Territory is also engaged in such infringement in the AN2 Territory, and AN2 has commenced a suit to secure the abatement of such infringement in the AN2 Territory, then AN2 shall promptly notify Brii Bio thereof and Brii Bio shall not have the right to commence such suit or action without the prior written consent of AN2, not to be unreasonably withheld, delayed or conditioned. In such case, AN2 shall take appropriate actions in order to enable Brii Bio to commence a suit or take the actions set forth in the preceding sentence.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	39

CONFIDENTIAL	EXECUTION VERSION

(c)    AN2 Territory. AN2 shall have the sole right to bring and control any action or proceeding with respect to Licensed Compound Infringement in the AN2 Territory; provided, that AN2 shall keep Brii Bio reasonably informed of all steps with regard to any such infringement actions to the extent relevant to Licensed Products in the Licensed Territory, including by providing Brii Bio with a copy of all proposed material filings and summaries of all material communications to and from any patent authority regarding such infringement proceeding. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be retained by AN2.

(d)    Cooperation. In the event a Party (the “Enforcing Party”) brings an infringement action or proceeding in accordance with this Section 11.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.

(e)    Expenses and Recoveries. The Enforcing Party shall be solely responsible for any expenses it incurs as a result of any claim, suit or action brought by such Enforcing Party under Section 11.3(b), except that the Parties shall share equally the cost and expense of the enforcement action when AN2 is the Enforcing Party and Brii Bio elects to join the enforcement action. If the Enforcing Party recovers monetary damages in such claim, suit or action brought under Section 11.3(b), such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be shared by the Parties as follows:

(i)    if AN2 is the Enforcing Party and Brii Bio elects to join the enforcement action and share the cost and expenses related thereto: [***];

(ii)    if AN2 is the Enforcing Party and Brii Bio does not elect to join the enforcement action and share the cost and expenses related thereto: [***];

(iii)    if Brii Bio is the Enforcing Party: [***].

11.4    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement in the Licensed Territory infringes or may infringe the intellectual property rights of such Third Party. AN2 shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by AN2’s activities at its own expense, and Brii Bio shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Brii Bio shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Brii Bio’s activities at its own expense, and AN2 shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	40

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11.5    Consent for Settlement. Neither Party shall enter into any settlement or compromise of any action or proceeding under Section 11.3 or Section 11.4 that would in any manner: (a) limit the scope, validity or enforcement of any of the AN2 Patents, (b) admit fault or wrongdoing on the part of the other Party or (c) impose any obligations or restriction on the other Party (whether financial or otherwise) without the prior written consent of such other Party.

11.6    Patent Term Extensions. The JSC shall make recommendations regarding patent term extensions for AN2 Patents, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, and: [***]. Notwithstanding the foregoing, the Parties shall coordinate their activities with respect to any patent term extension with respect to all Patents in order to secure the optimal protection for each Licensed Product available under Applicable Law.

11.7    Trademarks. For each Licensed Product for which Brii Bio has delivered a PoC Acceptance Notice, Brii Bio or its Affiliates shall own and be responsible for all trademarks, trade names, branding, logos and domain names related to such Licensed Product in the Licensed Territory (“Brii Bio Product Marks”) and shall be responsible for selecting, registering, enforcing, defending and maintaining such Brii Bio Product Marks. If it is necessary or reasonably useful for Brii Bio to use any trademarks, trade names, branding, logos and domain names that are Controlled by AN2 or its Affiliates (“Licensed Compound Marks”), the Parties shall enter into a reasonable and customary trademark license granting the rights to use such Licensed Compound Marks in connection with the Development and Commercialization of Licensed Products under this Agreement.

11.8    Maintenance of Patents. During the Term, AN2 shall take all steps required to maintain in good standing any AN2 Patents licensed to Brii Bio hereunder.

11.9    Patent Marking. For each Licensed Product for which Brii Bio has delivered a PoC Acceptance Notice, Brii Bio shall mark, and shall require Affiliates and Sublicensees to mark, all Licensed Products in such a manner as to conform with the patent marking notices required by the Applicable Laws of any country or Region where such Licensed Products are made, sold, used or shipped, including, but not limited to, the applicable patent laws of such country or Region.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)    Duly Organized. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	41

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(b)    Due Authorization; Binding Agreement. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with the terms hereof subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(c)    Consents. Such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed or is not required to complete any registration, qualification, designation, declaration or filing with any Regulatory Authority or Governmental Authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement.

(d)    No Conflicting Grant of Rights. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

(e)    Employee/Contractor Agreements. All of such Party’s employees or contractors acting on its behalf pursuant to this Agreement are and will be obligated under a binding written agreement to assign to such Party or its designee all AN2 Technology and Inventions (as applicable) and to comply with obligations of confidentiality and non-use consistent with those set forth in Article 10.

(f)    Debarment. Such Party is not debarred under the FDA, NMPA or similar Regulatory Authority in any other jurisdiction and it does not, and will not during the Term, employ or use the services of any Person who is debarred in connection with the Development, Manufacture or Commercialization of Licensed Products. In the event that either Party becomes aware of the debarment or threatened debarment of any Person providing services to such Party, including the Party itself and its Affiliates, contractors, Sublicensees and Distributors, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.

(g)    Compliance. As of the Effective Date, each Party is in material compliance with all Applicable Laws with respect to the subject matter of this agreement.

(h)    No Third Party Rights. Neither Brii Bio nor AN2 is a party to or otherwise bound by any oral or written contract or agreement that would result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any Inventions or Patents except as disclosed on Schedule C hereto.

(i)    CFIUS.

(i)    Based on AN2’s reasonable assessment and to its actual knowledge as of the Effective Date, AN2 is not a U.S. business that produces, designs, tests, manufactures,

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	42

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fabricates, or develops “critical technologies” that are: (A) utilized in connection with AN2’s activity in one or more “pilot program industries;” or (B) designed by AN2 specifically for use in one or more “pilot program industries,” as those terms are defined in 31 C.F.R. Parts 800 and 801.

(ii)    Based on Brii Bio’s reasonable assessment of the information provided by AN2 as of the Effective Date, AN2 is not a U.S. business that produces, designs, tests, manufactures, fabricates, or develops “critical technologies” that are: (A) utilized in connection with AN2’s activity in one or more “pilot program industries;” or (B) designed by AN2 specifically for use in one or more “pilot program industries,” as those terms are defined in 31 C.F.R. Parts 800 and 801.

12.2    Additional Representations and Warranties of AN2. AN2 represents and warrants to Brii Bio, as of the Effective Date, that:

(a)    Right to Grant Licenses. AN2 has the right to grant (or cause its Affiliates to grant) the licenses contemplated under this Agreement and has not granted, assigned, transferred, conveyed or encumbered and will not during the Term grant, assign, transfer, convey or encumber any right, title or interest in any of the AN2 Technology in any way that would prevent AN2 from granting Brii Bio an exclusive license under such the AN2 Technology to research, Develop, Manufacture, have Manufactured, use, distribute, sell, offer for sale, import and otherwise Commercialize Licensed Products in the Field in the Territory.

(b)    Ownership; Control. AN2 is the sole and exclusive owner of, or Controls, the AN2 Technology licensed by AN2 to Brii Bio under this Agreement. Except with respect to payments owed under the Anacor Agreement, no royalties, license fees, sublicense revenue or other payments are required to be paid by AN2 to any Third Party in connection with the research, Development, Manufacture, use, distribution, sale, offer for sale, import and other Commercialization of Licensed Products in the Field in the Territory.

(c)    AN2 Patents. Schedule A sets forth a true, complete and correct list of the AN2 Patents existing as of the Effective Date, and: (i) to the knowledge of AN2, the issued patents within the AN2 Patents are valid and enforceable; (ii) AN2 has not received any written notice from any Third Party asserting the invalidity, unenforceability or non-infringement of any AN2 Patents (including, by way of example, through the institution or written threat of institution of interference, nullity, opposition, inter partes or post-grant review or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Regulatory Authority); (iii) the AN2 Patents are being prosecuted in the respective patent offices in accordance with Applicable Law; and (iv) the AN2 Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for such payments. From time to time during the Term, AN2 shall update Schedule A to reflect the AN2 Patents existing as of such date; provided that, any Patent not included on Schedule A that otherwise meets the definition of an AN2 Patent shall still be considered an AN2 Patent notwithstanding its omission from Schedule A.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	43

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(d)    Non-Infringement by Third Parties. To AN2’s knowledge, no Third Party is infringing or misappropriating or threatening to infringe or misappropriate any AN2 Technology.

(e)    Non-Infringement of Third Party Rights. To AN2’s knowledge, neither AN2 nor any of its Affiliates has received any written notice from any Person, or has knowledge of, any actual or threatened claim or assertion that the use or practice of the AN2 Patents infringes or misappropriates the intellectual property rights of a Third Party.

(f)    Claims; Judgements; Settlements. Except as disclosed in Schedule B, there are no claims, judgments or settlements against or pending, or amounts with respect thereto, owed by AN2 or any of its Affiliates with respect to the AN2 Technology licensed by AN2 to Brii Bio under this Agreement, and AN2 has not received written notice threatening any such claims, judgments or settlements.

(g)    Employee Agreements. All current and former employees and consultants of AN2 and its Affiliates who are or have been substantively involved in the design, review, evaluation or development of the AN2 Patents owned by AN2 have executed written contracts or are otherwise obligated to assign their rights to AN2 or its designee.

(h)    No Third Party Rights. AN2 is not a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any AN2 Technology exclusively licensed to Brii Bio hereunder except as disclosed on Schedule C hereto.

(i)    Third Party Grant of Rights. As of the Effective Date, AN2 has not granted to a Third Party any Development, Manufacturing or Commercialization rights with respect to an existing Program, nor is AN2 engaged in bona fide negotiations with a Third Party for such rights.

(j)    No Other Technology. To AN2’s knowledge: (i) there are no other backup compounds to epetraborole that AN2 Controls other than the compounds listed in Section 1.69(b); and (ii) the AN2 Technology in existence as of the Effective Date comprises all of the intellectual property rights that are used by or on behalf of AN2 and its Affiliates in the research, Development and Manufacturing of Licensed Compounds as of the Effective Date.

(k)    Anacor Agreement. AN2 has provided Brii Bio with a true copy of the Anacor Agreement and has not omitted any portions that would have a material adverse effect on Brii Bio’s rights or obligations under this Agreement.

12.3    Mutual Covenants; Anacor Agreement Covenants. Each Party hereby covenants to the other Party during the Term that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its and its Affiliates’ employees and Sublicensees to comply, with all Applicable Laws (including, for the avoidance of doubt, Anti-Corruption Laws). AN2 will, and will cause its Affiliates to: (i) maintain Control of all Patents and Know-How sublicensed to Brii Bio under the Anacor Agreement; (ii) not breach or be in default under the Anacor Agreement in a manner that would permit the counterparty thereto to

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	44

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terminate such Anacor Agreement or otherwise diminish the scope or exclusivity of the sublicenses granted to Brii Bio under the AN2 Technology; and (iii) not terminate or breach the Anacor Agreement in a manner that would terminate rights that are sublicensed to Brii Bio or otherwise diminish the scope or exclusivity of the licenses granted to Brii Bio under the AN2 Technology. If AN2 or its Affiliate receives notice of an alleged breach by AN2 or its Affiliates under the Anacor Agreement, where termination of the Anacor Agreement or any diminishment of the scope or exclusivity of the sublicenses granted to Brii Bio under the AN2 Technology is being or could be sought by the counterparty, then AN2 will promptly, but in no event less than [***] thereafter, provide written notice thereof to Brii Bio and grant Brii Bio the right (but not the obligation) to either cure such alleged breach or to enter into a direct license with such counterparty. AN2 will not, and will cause its Affiliates not to, amend the Anacor Agreement in any manner that adversely affects Brii Bio’s exclusive rights to research, Develop, Manufacture or Commercialize any Licensed Products pursuant to this Agreement without first obtaining, in each case, Brii Bio’s prior written consent.

12.4    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW OR OTHERWISE AND EACH PARTY EXPRESSLY DISCLAIMS: (A) ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE; (B) ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF PATENTS OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; (C) ANY WARRANTY AS TO THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE LICENSED PRODUCT; OR (D) ANY WARRANTY THAT ANY PARTICULAR NET SALES LEVEL OF ANY LICENSED PRODUCT WILL BE ACHIEVED.

12.5    Compliance with Anti-Corruption Laws.

(a)    Notwithstanding anything to the contrary in this Agreement, each Party hereby agrees that with respect to its activities in the Licensed Territory it shall not, and shall ensure that its Affiliates will not, in the performance of this Agreement in the Licensed Territory, perform any actions that are prohibited by Anti-Corruption Laws that may be applicable to one or both Parties to this Agreement.

(b)    Each Party represents and warrants that, to its knowledge, neither it nor any of its Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates under this Agreement with respect to activities in the Licensed Territory has taken any action in violation of any applicable anticorruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	45

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ARTICLE 13

INDEMNIFICATION

13.1    Indemnification of AN2. Brii Bio shall indemnify, defend and hold harmless AN2 and its Affiliates and its and their directors, officers, employees and agents (the “AN2 Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) incurred by any AN2 Indemnitee, to the extent arising from, or occurring as a result of: (a) the Development, Manufacture, use, handling, storage, sale or other Commercialization of Licensed Product by Brii Bio or its Affiliates or Sublicensees in the Licensed Territory, including, without limitation, product liability claims (but excluding claims resulting from AN2’s Manufacture of the Licensed Products); (b) gross negligence or willful misconduct by or on behalf of Brii Bio or its Affiliates in performing any activities in connection with this Agreement; and (c) any breach of any representations, warranties or covenants by Brii Bio under this Agreement; except, in each case ((a)–(c)), to the extent such Third Party Claims fall within the scope of the indemnification obligations of AN2 set forth in Section 13.2.

13.2    Indemnification of Brii Bio. AN2 shall indemnify, defend and hold harmless each of Brii Bio and its Affiliates and its and their directors, officers, employees and agents of such entities (the “Brii Bio Indemnitees”) from and against any and all Losses from any Third Party Claim incurred by any Brii Bio Indemnitee to the extent arising from, or occurring as a result of: (a) the Development, Manufacture, use, handling, storage, sale or other Commercialization of Licensed Products by AN2 or its Affiliates in the AN2 Territory or in the Licensed Territory under a Global Development Plan or AN2 Global Clinical Trial; (b) gross negligence or willful misconduct by or on behalf of AN2 or its Affiliates in performing any activities in connection with this Agreement; and (c) any breach of any representations, warranties or covenants by AN2 under this Agreement; except, in each case ((a)–(c)) to the extent such Third Party Claims fall within the scope of the indemnification obligations of Brii Bio set forth in Section 13.1.

13.3    Procedure. A Party that intends to claim indemnification under this Article 13 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to claim such indemnification. The Indemnitee shall provide the Indemnitor with reasonable assistance, at the Indemnitor’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice, which counsel shall be reasonably acceptable to Indemnitee. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, delayed or conditioned, unless the only liability to the Indemnitee is the payment of money and the Indemnitor makes such payment. So long as the Indemnitor is actively defending the Third Party Claim in good faith, the Indemnitee shall not settle any such Third Party Claim without the prior written consent of the Indemnitee. If the Indemnitor does not assume and conduct the defense of the Third Party Claim as provided above: (a) the Indemnitee may defend against and consent to the entry of any judgment

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	46

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or enter into any settlement with respect to the Third Party Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor will remain responsible to indemnify the Indemnitee as provided in this Article 13. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 13 if and to the extent the Indemnitor is actually prejudiced thereby.

13.4    Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (including D&O insurance) in an amount consistent with industry standards for a company in a similar position to such Party during the Term. Each Party shall provide the other Party with written notice at least [***] prior to any cancellation, nonrenewal or material change in the insurance described above. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. Each Party shall provide a certificate of insurance evidencing its D&O insurance annually. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13.

13.5    No Third Party Beneficiary. Except for Anacor pursuant to Section 4.2, no Third Party is an intended third-party beneficiary of this Agreement.

13.6    LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES RESULTING FROM BREACHES OF SECTION 4.6 (EXCLUSIVITY), ARTICLE 10 (CONFIDENTIALITY) OR INDEMNIFIABLE CLAIMS UNDER ARTICLE 13 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY HAVE ANY CLAIMS AGAINST OR LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 14

TERM AND TERMINATION

14.1    Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 14, shall continue in full force and effect on a Region-by-Region and Licensed Product-by-Licensed Product basis until [***] (the “Term”). Upon expiration (but not an earlier termination) of this Agreement with respect to any Licensed Products in a Region of the Licensed Territory, AN2 shall grant to Brii Bio a perpetual, non-exclusive, fully paid-up, royalty-free license under the AN2 Technology in such Region to Develop, Manufacture and have Manufactured, use, sell, offer for sale, import and otherwise Commercialize such Licensed Products in the Field in such Region.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	47

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14.2    Early Termination.

(a)    Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice by either Party if the other Party is in material breach of this Agreement and has not cured such breach within [***] after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [***] period, as applicable, unless the breaching Party has cured any such breach or default prior to the end of such period; provided that, if such breach is not reasonably capable of cure within such [***] period, but is capable of cure within [***] from such notice, the breaching Party may submit, within [***] of such notice, a reasonable cure plan to remedy such breach as soon as possible and in any event prior to the end of such [***] period, and, upon such submission, the [***] cure period shall be automatically extended for so long as the breaching Party continues to use diligent efforts to cure such breach in accordance with the cure plan, but for no more than [***], and provided further that, such time periods shall be tolled during the pendency of any good faith dispute that has been deferred to resolution pursuant to this Article 14 with respect to the validity of such allegation of breach. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(b)    Insolvency. Brii Bio shall have the right to terminate this Agreement in its entirety at any time if AN2 shall: (i) file in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of AN2 or of its assets; (ii) propose an out-of-court restructuring of substantially all of AN2’s indebtedness outside the ordinary course of business; (iii) be served with an involuntary petition against AN2, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof; (iv) propose or be a party to any dissolution or liquidation; or (v) make an assignment of all or substantially all of its assets for the benefit of its creditors (each, an “Insolvency Event”).

(c)    Voluntary Termination. Brii Bio shall have the right in its sole and absolute discretion to terminate this Agreement, either with respect to a Licensed Product or in its entirety, upon [***] prior written notice to AN2 for convenience, without cause and for any or no reason.

(d)    Expiration of PoC Term. If AN2 has not received a PoC Acceptance Notice for any Licensed Compound or Licensed Product prior to the expiration of the PoC Term, AN2 shall have the right to terminate this Agreement in its entirety immediately upon written notice to Brii Bio.

14.3    Effects of Termination by Brii Bio pursuant to Section 14.2(c) or by AN2 pursuant to Section 14.2(a). Upon any termination of this Agreement by Brii Bio pursuant to Section 14.2(c) or by AN2 pursuant to Section 14.2(a), the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(a)    Licenses from AN2. All licenses and other rights granted by AN2 to Brii Bio under this Agreement shall terminate, including all sublicenses granted by Brii Bio unless such

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	48

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sublicenses are assumed by AN2 pursuant to Section 4.4, which shall survive such termination. AN2 shall have a reversion of all rights previously licensed to Brii Bio under Section 4.1 for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Licensed Territory at AN2’s discretion.

(b)    Wind-Down. Brii Bio will at AN2’s reasonable written request either:

(i)    responsibly wind-down after the effective date of the termination, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which Brii Bio has responsibility hereunder in which patient dosing has commenced, wherein: [***]; or

(ii)    transfer to AN2 or its designee such Clinical Trial to the extent permitted under Applicable Laws and accepted pharmaceutical industry norms and ethical practices, wherein AN2 will bear all costs associated with such transfer;

provided that, in each case of (i) and (ii), to the extent consistent with accepted pharmaceutical industry norms and ethical practices, [***].

(c)    Marketing Approvals. To the extent permitted under Applicable Laws, Brii Bio shall provide and assign to AN2 or its designee all Marketing Approvals for the Licensed Compounds (but excluding any Marketing Approvals covering Other Products). Brii Bio shall bear any costs associated with such assignment (internal or external).

(d)    Licenses from Brii Bio. Brii Bio hereby grants to AN2 a royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use any Data generated by Brii Bio from Development activities conducted under the Brii Bio Development Plan and owned by Brii Bio solely for the further Development and Commercialization of Licensed Products in the in the AN2 Territory and the Licensed Territory. Upon receipt of AN2’s written request after the effective date of termination, Brii Bio and AN2 shall negotiate in good faith for a period of up to [***] the commercial terms under which Brii Bio would grant to AN2 an exclusive royalty-bearing, sublicensable license under Patent, Know-How (excluding Data) and trademark rights that, in each case, are Controlled by Brii Bio as of the effective date of such termination and that are necessary to Commercialize Licensed Compounds in the Licensed Territory. If the Parties do not agree on such commercial terms by the end of such [***] period, then the Parties may finalize such commercial terms pursuant to baseball arbitration under Section 15.2(c).

(e)    Transition Assistance. Upon AN2’s reasonable request after the effective date of termination, Brii Bio shall provide AN2 with copies of any promotional and marketing materials generated by or on behalf of Brii Bio with respect to Licensed Compounds prior to the effective date of termination. Brii Bio shall bear its internal costs associated with providing such materials, and AN2 shall reimburse Brii Bio for any external costs associated with providing such materials.

(f)    Inventory. If this Agreement is terminated by Brii Bio pursuant to Section 14.2(c) or by AN2 pursuant to Section 14.2(a), then AN2 shall have the right, but not the

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	49

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obligation, to purchase any and all of the inventory of Licensed Products held by Brii Bio or its Affiliates or Sublicensees as of the effective date of termination, at a price equal to the transfer price paid by Brii Bio to AN2 for such inventory.

14.4    Effects of Termination by Brii Bio pursuant to Sections 14.2(a) or Section 14.2(b). If Brii Bio would have the right to terminate this Agreement under Section 14.2(a) or Section 14.2(b), then Brii Bio may, in its sole discretion, elect by written notice to AN2:

(a)    to either exercise such termination right, such that (i) the effects of termination set forth in Sections 14.3(a) and 14.3(b) shall continue to apply, except that AN2 shall bear all costs incurred under Sections 14.3(b); and (ii) if such termination occurs following the First Commercial Sale of Licensed Product in the Licensed Territory, the Parties shall confer and discuss in good faith any appropriate remedies corresponding to Sections 14.3(c), 14.3(d), 14.3(e) and 14.3(f); or

(b)    instead of exercising such termination right, and without limiting Brii Bio’s rights otherwise set under this Agreement: (i) terminate any review, comment, discussion, or approval rights granted to AN2 under this Agreement with respect to Licensed Products, in whole or in part, including rights at the JSC; (ii) reduce Brii Bio’s Development and Commercialization reporting obligations (other than Sales & Royalty Reports) with respect to Licensed Products to a single annual high-level summary of Brii Bio’s Development and Commercialization activities with respect thereto; and/or (iii) require the Parties to re-negotiate and amend the financial terms set forth in Article 8, subject to baseball arbitration under Section 15.2(c) if the Parties are unable to agree within [***] following the effective date of Brii Bio’s request for such revised payment structure. For clarity, the Parties hereby agree and acknowledge that any renegotiation or arbitration to any financial terms pursuant to Section 14.4(b)(iii) shall be subject to, and the Parties and/or arbitration tribunal shall fully take into account during such renegotiation or arbitration, the limitations of liability set forth in Section 13.6 with respect to any claims to any indirect, punitive, special, incidental and consequential damages (including any claims for lost profits or revenues) arising under or in connection with this Agreement under any theory of liability.

14.5    Effects of Termination by AN2 pursuant to Section 14.2(d).

(a)    Licenses from AN2. All licenses and other rights granted by AN2 to Brii Bio under this Agreement shall terminate, including all sublicenses granted by Brii Bio unless such sublicenses are assumed by AN2 pursuant to Section 4.4, which shall survive such termination. AN2 shall have a reversion of all rights previously licensed to Brii Bio under Section 4.1 for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Licensed Territory at AN2’s discretion.

14.6    General Effects of Termination.

(a)    Multiple Remedies. Notwithstanding anything to the contrary in this Agreement, termination is not the sole remedy under this Agreement, and all other remedies will remain available if any termination is affected.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	50

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(b)    Return of Confidential Information. Upon any termination of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that: (i) such Party may keep one (1) copy of such materials for archival purposes only, subject to continuing confidentiality obligations; and (ii) each Receiving Party will not be obligated to destroy such materials containing Confidential Information of the Disclosing Party that are necessary for the Receiving Party to exercise any other license or right of the Receiving Party that survives such termination of this Agreement.

14.7    Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Notwithstanding anything to the contrary, the following provisions shall survive any termination of this Agreement: Sections 4.7, 11.1(a), 11.1(b)(i), 14.3, 14.4, 14.5, 14.6 and 14.7, and 14.8, and Article 1 (as applicable), Article 9 (solely with respect to any payments accrued prior to the effective date of termination), Article 10, Article 13, Article 15 and Article 16.

14.8    Termination License to Anacor. If: (a) Anacor terminates the Anacor Agreement pursuant to Sections 13.2 or 13.3 of the Anacor Agreement, or AN2 terminates the Anacor Agreement pursuant to Section 13.4 of the Anacor Agreement; and (b) Brii Bio does not enter into a direct license with Anacor pursuant to Section 12.2(k), then Anacor shall have a perpetual, irrevocable, worldwide, fully-paid up, royalty-free exclusive right and license, with the right to grant sublicenses, under the Brii Bio Sole Inventions that relate to the Licensed Product and the Brii Bio Joint Inventions that relate to the Licensed Product, as they exist as of the effective date of termination of the Anacor Agreement, to use, develop, commercialize and manufacture Licensed Compounds and Licensed Products.

ARTICLE 15

DISPUTE RESOLUTION AND GOVERNING LAW

15.1    Dispute Resolution Process. The Parties recognize that from time to time, there may be disputes, controversies or claims arising out of or relating this Agreement. If the Parties cannot resolve any such dispute within [***] after written notice of a dispute from one (1) Party to another, either Party may, by written notice to the other Party, have such dispute referred to the Senior Executives. The Senior Executives shall negotiate in good faith to resolve the dispute within [***]. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Senior Executives are unable to resolve the dispute within such time period, then the dispute shall be resolved as follows:

(a)    for final resolution of matters not referred to expert determination under Section 2.1 or Section 5.1(f)(ii)(C), including disputes regarding whether a Party properly exercised its final decision-making authority under Section 5.1(f)(ii)(A) or Section 5.1(f)(ii)(B), by binding arbitration in accordance with Section 15.2. Notwithstanding anything in this Article 15 to the contrary, AN2 and Brii Bio shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party;

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	51

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(b)    for final resolution of matters designated under Section 2.1 and Section 5.1(f)(ii)(C), to be resolved by expert determination, in accordance with Section 15.3.

15.2    Arbitration.

(a)    If the Parties are unable to resolve such dispute through the procedures described in Section 15.1, then, except in the case of a dispute, controversy or claim that concerns the validity or infringement of a patent, trademark or copyright, the dispute shall be finally resolved by expedited binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) before a tribunal of [***] independent and neutral arbitrators experienced in the pharmaceutical business; [***] nominated by AN2, [***] nominated by Brii Bio and [***] nominated by the foregoing [***] Party-nominated arbitrators within [***] of the second Party-nominated arbitrator’s appointment. The Parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute, except as modified herein.

(b)    The seat, or legal place, of arbitration shall be New York City, New York. The arbitration shall be conducted in the English language. Notwithstanding Section 15.4, the arbitration and this agreement to arbitrate shall be governed by Title 9 (Arbitration) of the United States Code. Based on the Request, Answer and Counterclaims (if any) and Reply (if any) (each as defined under the ICC Rules), the tribunal shall determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take). The Parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within [***] of the dispute being referred for arbitration. Judgment upon the award may be entered in any court of competent jurisdiction. The existence and contents of the arbitration shall be kept confidential by each Party except to the extent that disclosure may be required to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in legal proceedings.

(c)    If a Dispute proceeds to arbitration pursuant to the provisions of Sections 14.3(d) or 14.4 of the Agreement, the arbitration shall be conducted in accordance with the provisions of Section 15.2, except that the tribunal’s decision shall be rendered as follows: (i) at the conclusion of the arbitration hearings, each Party shall submit one (1) proposal to the tribunal; and (ii) the tribunal shall accept only one (1) of the proposals submitted by the Parties (without making any changes to such proposal) and render such proposal as the tribunal’s final decision. Notwithstanding anything to the contrary in the Agreement, the tribunal shall not have the authority to render any decision other than selecting one (1) of the proposals submitted by a Party pursuant to this Section 15.2(c).

15.3    Expert Determination. For final resolution of matters designated under Section 2.1 and Section 5.1(f)(ii)(C) to be resolved by expert determination, the Parties hereby agree that such decision shall be conducted expeditiously by an independent expert selected unanimously by the Parties. Either Party may initiate the expert determination by giving written notice to the other Party. If the Parties are unable to agree upon an expert within [***] after receipt of the notice of request for an expert determination, then, the ICC International Centre for ADR

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	52

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shall appoint such expert in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce. The expert, once appointed, shall have no ex parte communications with either Party concerning the expert determination or the underlying dispute. The Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the expert shall issue a draft report and allow the Parties to the dispute to comment on it. The expert shall endeavor to resolve the dispute within [***] after his or her appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute. The expert’s decision shall be final and binding on the Parties. The costs of the expert determination shall be shared by the Parties, regardless of the outcome of the determination.

15.4    Governing Law; Jurisdiction. This Agreement and all questions regarding its existence, validity, interpretation, breach or performance, shall be governed by, and construed in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

ARTICLE 16

GENERAL PROVISIONS

16.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, extreme weather, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not) or terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority (each of the foregoing, a “Force Majeure Event”). The non-performing Party shall notify the other Party of such Force Majeure Event within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for sixty (60) days after the date of the occurrence, the Parties shall meet to discuss in good faith how to proceed in order to accomplish the goals outlined in this Agreement.

16.2    Waiver of Breach. Any waiver of any provision of this Agreement shall be effective only if in writing (specifying the provision so waived) and signed by the Party to be charged. No delay or waiver by either Party of any condition or term in any one (1) or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	53

CONFIDENTIAL	EXECUTION VERSION

16.3    Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.4    Amendment. No amendment or modification of any provision of this Agreement shall be effective unless in writing (specifying the provision so amended or modified) and signed by both Parties hereto.

16.5    Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable, the Parties shall negotiate, in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction.

16.6    Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof, including the Confidentiality Agreement. Each of the Parties acknowledges and agrees that, in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

16.7    Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by email (and promptly confirmed by personal delivery, registered mail or overnight courier), sent by courier or sent by registered mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To AN2:	To Brii Bio:

AN2 Therapeutics, Inc.	Brii Biosciences Limited

[***]	[***]

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the next Business Day if sent by email; and/or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail or courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the Joint Steering Committee.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	54

CONFIDENTIAL	EXECUTION VERSION

16.8    Assignment. This Agreement shall not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party (a) to an Affiliate; or (b) to a successor in interest that acquires all or substantially all of the business, stock or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, consolidation, acquisition or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 16.8 shall be null and void.

16.9    Acquisition Affiliates. Notwithstanding anything to the contrary set forth in this Agreement, with respect to any Third Party that becomes an Affiliate of a Party after the Effective Date as a result of such Party (or Affiliate of a Party, as applicable) undergoing a Change of Control with such Third Party or acquiring such Third Party, whether by merger, stock purchase, or purchase of assets, such Party (or Affiliate of a Party, as applicable) will not be deemed to Control any Know-How, Patents, Marketing Approval, Regulatory Documentation, regulatory data, or other intellectual property rights of such Third Party (or such Third Party’s pre-Change of Control or pre-acquisition affiliates) where (i) such Know-How, Patents, Marketing Approval, Regulatory Documentation, regulatory data, or other intellectual property rights are owned or in-licensed by such Third Party (or its pre-Change of Control or pre-acquisition affiliate) prior to becoming an Affiliate of such Party or developed by such Third Party (or its pre-Change of Control or pre—acquisition affiliate) entirely independent of this Agreement and the technology of such Party (and its Affiliates) undergoing such transaction and without use, practice or reference to the Patents, Know-How and other materials licensed to a Party hereunder, and (ii) such Know-How, Patents, Marketing Approval, Regulatory Documentation, regulatory data, or other intellectual property rights were not Controlled by such Party (or Affiliate of a Party, as applicable) prior to such Change of Control or acquisition. For clarity, in the event such Third Party (or its pre-Change of Control or pre-acquisition affiliate) performs under this Agreement or practices any of the Patents, Know-How or other materials licensed by the Parties hereunder, or the Party (or its Affiliate) for such Change of Control or acquisition transaction uses the Know-How, Patents, Marketing Approval, Regulatory Documentation, regulatory data, or other intellectual property rights of such Third Party (or such Third Party’s pre-Change of Control or pre-acquisition affiliates) in performance hereunder, then the foregoing shall be deemed to be “Controlled” by such Party for purposes hereof.

16.10    Relationship of the Parties. The Parties shall be independent contractors of one another and nothing in this Agreement or any action that may be taken pursuant to its terms is intended, or shall be deemed, to establish a partnership, joint venture or agency between the Parties. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	55

CONFIDENTIAL	EXECUTION VERSION

16.11    Headings. The heading of the Articles and Sections of this Agreement are included for convenience of reference and shall not affect its meaning or interpretation.

16.12    Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed signature pages of this Agreement may be scanned and delivered electronically and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

16.13    Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement, this Agreement shall prevail.

16.14    Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any person or entity shall be construed to include the person’s or entity’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Sections, or Schedules shall be construed to refer to Sections, or Schedules of this Agreement, and references to this Agreement include all Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, including by e-mail; (j) unless stated otherwise, references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; (l) each Party has used its legal counsel in the negotiation of this Agreement, and the Agreement will not be construed against either Party as the drafter; and (m) references to any Article include Sections that are part of such Article, and references to a Section includes subsections that are part of the related Section (e.g., a section numbered “Section 2.1” would be part of “Article 2”, and references to “Section 2.1” would also refer to material contained in the subsection described as “Section 2.1(a)”).

[Signature Page Follows]

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.	56

CONFIDENTIAL	EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AN2 THERAPEUTICS, INC.		BRII BIOSCIENCES LIMITED

By:	/s/ Eric Easom	By:	/s/ Zhi Hong
Name:	Eric Easom	Name:	Zhi Hong
Title:	CEO	Title:	CEO

[Signature Page to License Agreement]

CONFIDENTIAL	EXECUTION VERSION

Schedule A

AN2 Patents

[***]

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.

CONFIDENTIAL	EXECUTION VERSION

Schedule B

Claims; Judgments; Settlements

[***]

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.

CONFIDENTIAL	EXECUTION VERSION

Schedule C

Disclosures

[***]

[***] Certain information in this document has been omitted from this exhibit because AN2 Therapeutics, Inc. has determined that it is both (i) not material and (ii) is of the type that would customarily and actually be treated as private or confidential.